SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NATURAL RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7375	46-3570919
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

76 Playfair Road, #03-06 LHK2 Building

367996 Singapore

+65-62875955

Elsa Holzgraf Esculier

36 Dang Tat, District 1

Ho Chi Minh City, Vietnam

+84-8-38482905

with copies to

Thomas Wardell

Dentons US LLP

303 Peachtree Street

Suite 5300

Atlanta, GA. 30308

(404) 527-4990 (phone)

(404) 527-8990 (fax)

Approximate Date of Commencement

of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee (2)
Common Stock held by Selling Shareholders	2,500,000 shares	$4.00	$10,000,000	$12,880

(1)        There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)        $12,880 previously paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 2,500,000 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2015

NATURAL RESOURCES CORPORATION

2,500,000 shares of Common Stock offered by selling shareholders at $4.00 per share

This prospectus relates to the offer and sale of 2,500,000 shares of common stock (the “Shares”) of Natural Resources Corporation (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters. The selling shareholders will offer their shares at a price of $4.00 per share for the duration of the offering, until the Company's common stock is listed on a national securities exchange or is quoted on an OTC Market (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 2,500,000. Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Assumed Price
To Public
Per Common Stock Share Offered	$4.00 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Natural Resources Corporation

76 Playfair Road, #03-06 LHK2 Building

367996 Singapore

+65-62875955

Prospectus dated __________________, 2015

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

Natural Resources Corporation, a Delaware corporation (the “Company”), is a rapidly growing producer and wholesale distributer of dairy based ingredients and milk powder products to global food and beverage manufacturers. The Company was incorporated in the State of Delaware in July 2013, and was formerly known as Plum Run Acquisition Corporation (“Plum Run” or “Plum Run Acquisition”).

In March 2014, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares from existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Company changed its name from Plum Run Acquisition Corporation to Natural Resources Corporation.

On August 12, 2014, the Company acquired, M-Power Food Industries Private Limited, a company incorporated in Singapore (“M-Power Industries”), in a stock-for-stock transaction (the “Acquisition”). The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities.

M-Power Industries was formed in 2001 in Singapore. Since its inception, M-Power Industries has engaged in the manufacture and production of milk based ingredients and other dairy products for the food industry. M-Power Industries is currently an ISO 22000 certified manufacturer of dairy products.

Prior to the Acquisition, Plum Run had no ongoing business or operations and was established for the purpose of completing a business combination with target companies, such as M-Power Industries. As a result of the Acquisition, M-Power Industries became a wholly owned subsidiary of the Company. The Company, as the sole shareholder of M-Power Industries, has taken over the operations and business plans of M-Power Industries.

The Company is located at 76 Playfair Road, #03-06 LHK2 Building, 367996 Singapore. The Company’s main phone number is +65-62875955.

Business

The Company’s headquarters and principal place of business are in Singapore, an international logistic and financial hub in South East Asia. The Company benefits from this excellent strategic location to deliver its products to its strong customer base across Asia, the Middle East and Africa in a timely manner.

The Company’s business is the manufacture and sale of milk based ingredients to global food and beverage manufacturers. The Company also manufactures and sells ready for sale milk powders and other food products. The Company’s products, including whole milk powder (WMP), full fat milk powder (FFMP), and skim milk powder (SMP), are available in both regular and instant versions.

The Company’s main area of expertise is the formulation and production of specialty milk based powders. These formulated milk powders have been developed to meet the specific needs of the food industry. These needs include:

(a) Nutritional needs often associated with economic considerations, such as the need for particular fat and protein contents;

(b) Functional needs, which require specialized technology to service, such as particular textures, firmness, mouth feels, melting times and/or yield output of products.

The Company’s milk powders benefit both basic food applications (such as condensed milk, where the manufacturing process is reasonably simple) and more sophisticated applications (such as biscuits, confectionary and specialty cheeses where the manufacturing process is more complex, and which tend to be more expensive) not only in terms of direct cost savings but also in terms of improved functionalities such as better yield or better end-products texture, taste and appearance depending on the field of application. Fields of application include manufacturing of chocolate, ice cream, cheese, bakery, confectionery, yoghurt, biscuits, instant beverages, and condensed milk. The Company is constantly working to improve and enhance its range of formulated products.

The Company also supplies whey powder, whey protein concentrate, lactose, casein, butter milk powder, butter, anhydrous milk fat/butter oil, and de-mineralized whey powder.

The Company owns and operates production facilities in Singapore duly approved and licensed by relevant authorities and certified ISO 22000:2005 by the Certification Body of TUV SUD PSB Pte Ltd Singapore.

The Company was awarded ‘Singapore SME 1000’ company (SME1000) four years in a row in 2012, 2013, 2014 and 2015, and also received a Fastest Growing 50 (FG50) award in 2013 based on financial performance from DP Information Network Pte Limited. The Company is a member of Singapore Business Federation (SBF) and Singapore Manufacturing Federation (SMF).

Risks and Uncertainties facing the Company

The Company has a mixed record of earning revenues, and the Company may experience losses in the near term. The Company needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved. In order to expand the Company’s business, the Company would likely require additional financing. As an early-stage company, management of the Company must continually develop and refine its strategies and goals in order to execute the business plan of the Company on a broad scale and expand the business.

One of the biggest challenges facing the Company will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations. Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model. The Company must keep its expenses and the costs of employees at a minimum in order to generate a profit from the revenues that it receives. Third, in order to expand, the Company will need to continue implementing effective sales, marketing and distribution strategies to reach the intended end customers. The Company has devised its initial sales, marketing and advertising strategies, however, the Company will need to continue refinement of these strategies and also skillfully implement these plans in order to achieve ongoing and long-term success in its business. Fourth, the Company must continuously identify, attract, solicit and manage employee talent, which requires the Company to consistently recruit, incent and monitor various employees.

Due to financial constraints and the early stage of the Company’s life, the Company has to date conducted limited advertising and marketing to reach customers. In addition, the Company has not yet located the sources of funding to develop the Company on a broader scale through acquisitions or other major partnerships. If the Company were unable to locate such financing and/or later develop strong and reliable sources of potential customers and a means to efficiently reach buyers and customers, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to work with market-makers for its securities that will apply for quotation of its common stock first on the OTC QB and then later on Nasdaq Capital Markets. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, a market for the common stock will ever develop or continue on the OTC QB or Nasdaq Capital Markets. There can be no assurance that the Company will qualify for quotation of its securities on the OTC QB or listing on Nasdaq Capital Markets. See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 2,500,000. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 2,500,000 Shares (the “Selling Shareholder Shares”). The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $4.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on an OTC Market (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Common stock outstanding before the offering	51,700,000	(1)

Common stock for sale by selling shareholders	2,500,000

Common stock outstanding after the offering	51,700,000

Offering Price	$4.00 per share

Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

Summary Financial Information

The Company had no substantive business operations or specific business plan until the Acquisition. As the Company had no operations or specific business plan until the Acquisition, the information presented below is with respect to M-Power Industries, which was acquired by the Company in August 2014 as a result of the Acquisition.

The statements of operations data for the fiscal years ended June 30, 2014 and June 30, 2013, respectively, and the balance sheet data as of June 30, 2014 and at June 30, 2013, respectively, are derived from the audited financial statements of M-Power Industries and related notes thereto included herewith. The statement of operations data for the nine months ended March 31, 2015 provided below is derived from the unaudited financial statements of M-Power Industries and related notes thereto included elsewhere in this prospectus.

References to the financial statements for the nine months ended March 31, 2015 and the balance sheet at March 31, 2015, respectively, are made to Natural Resources Corporation. References to the financial statements for the fiscal year ended June 30, 2014 and the fiscal year ended June 30, 2013, respectively, and the balance sheet at June 30, 2014 and June 30, 2013, respectively, are made to M-Power Industries which means the stand-alone financial statements (audited) of M-Power Industries.

	Nine months ended	Fiscal Year ended	Fiscal Year ended
	March 31, 2015	June 30, 2014	June 30, 2013
	(unaudited)
Statement of operations data
Revenue	$6,543,249	$23,071,325	$30,949,244
Gross Profit	$3,037,914	$2,681,398	$8,106,933
Income from operations	$848,262	$1,216,480	$6,378,881
Net income (loss)	$730,914	$1,127,482	$5,447,026

	At March 31, 2015	At June 30, 2014	At June 30, 2013
	(unaudited)
Balance sheet data
Cash	$360,886	$126,648	$886,808
Other assets	$17,999,822	$15,637,693	$16,070,452
Total assets	$18,360,708	$15,764,441	$16,957,260
Total liabilities	$9,430,040	$8,564,795	$10,850,065
Total stockholders’ equity	$8,930,668	$7,199,646	$6,107,194

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

There can be no assurance that the Company’s products will continue to meet market acceptance.

There is no assurance that the Company’s products or solutions will continue to meet with market acceptance. Moreover, there is no assurance that these products and solutions will continue to have any competitive advantages. There can be no guarantee that the Company will not lose business to its existing or potential new competitors.

The Company has limited operating history as a public reporting company, and as such, any prospective investor may have difficulty in assessing the Company’s profitability or performance.

Because the Company is a relatively new public reporting company, it could be difficult for any investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited reported financial results upon which an investor may judge its potential. In addition, the Company may in the future experience various problems common to business, such as under-capitalization, shortages, setbacks and many of the problems, delays and expenses. An investor will be required to make an investment decision based solely on the Company management’s history, its projected operations in light of the risks, the limited reported operations and financial results of the Company to date, and any expenses and uncertainties that may be encountered by one engaging in the Company’s industry.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will need strong third party relationships and partnerships in order to develop and grow its business. The Company will be substantially dependent on these strategic partners and third party relationships.

The Company expects to incur additional expenses and may ultimately not remain profitable.

The Company is an early-stage company and has a limited history of its operations. The Company will need to continue generating revenue in order to maintain sustained profitability. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may have difficulty in generating revenues or remaining profitable.

The Company’s officers and five percent shareholders beneficially own a majority of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

The officers and five percent shareholders of the Company currently beneficially own more than a majority of the Company’s outstanding common stock. As such, they control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Company does not have any independent directors.

All of the directors of the Company are executive officers and/or employees of the Company. As such, the Company does not have any independent oversight or administration of its management and operations. The Company’s decision-making may suffer from the lack of an independent set of directors, since only officers and employees of the Company will make all important decisions regarding the Company.

The Company depends on its management team to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company's business plan. The loss of any officer’s services could impede, its ability to develop its objectives, and as such would negatively impact the Company's possible overall development.

Government regulation could negatively impact the business.

The Company’s business segments may be subject to various government regulations in the jurisdictions in which they operate. Due to the potential wide scope of the Company’s operations, the Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Product liability claims or product recalls could adversely affect business reputation and expose the Company to increased scrutiny by federal and state regulators.

Although the Company operates as a food establishment licensed by the Agri-Food & Veterinary Authority of Singapore in accordance with the Sale of Food Regulations (“Food Establishments Regulations”) and received ISO 22000:2005 certification by the Certification Body of TUV SUD PSB Pte Ltd Singapore, there can be no assurance against product liability claims. The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from: tampering by unauthorized third parties; product contamination (such as listeria, e. coli. and salmonella) or spoilage; the presence of foreign objects, substances, chemicals, and other agents; residues introduced during the growing, storage, handling or transportation phases; or improperly formulated products.

Some of the products the Company sells are produced for it by third parties, or contain inputs manufactured by third parties, and such third parties may not have adequate quality control standards to assure that such products are not adulterated, misbranded, contaminated or otherwise defective. The Company may be subject to claims made by consumers as a result of products manufactured by these third parties.

Consumption of the Company’s products may cause serious health-related illnesses and may subject the Company to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by government regulatory agencies. Such claims or liabilities may not be covered by insurance or by any rights of indemnity or contribution which the Company may have against others in the case of products which are produced by third parties. Furthermore, even an unsuccessful product liability claim, could cause negative publicity, which could have a material adverse effect on the Company’s reputation and brand image.

The Company may face significant competition from companies that serve its industries.

The Company operates in a highly competitive industry. Some of the Company’s potential competitors may have longer operating histories, greater brand recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company possesses. These advantages may enable such competitors to respond more quickly to new or emerging trends and changes in customer preferences. These advantages may also allow them to engage in more extensive market research and development, undertake extensive far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. Increased competition as to any of the Company’s products could result in reduced prices, which would reduce the Company’s sales and margins.

Sectors of the dairy industry are highly fragmented, with the bulk of the industry consisting of national and regional competitors. However, consolidation among food retailers is leading to increased competition for fewer customers. If the Company is unable to meet its customers' needs, the Company may lose major customers, which could adversely affect its business and financial condition.

The Company’s business may be adversely affected by its dependence upon its suppliers.

The Company relies on a limited number of suppliers for the dairy ingredients and other food products used in its products. In the event the Company is unable to purchase its dairy ingredients or other required food products on favorable terms from these suppliers, the Company may be unable to find suitable alternatives to meet its product needs. Without suitable alternatives, the Company could suffer material adverse effects.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s products over the longer term. The Company has conducted no marketing studies regarding whether its business would continue to be marketable. No assurances can be given that upon marketing, sufficient customer markets and business segments can be developed to sustain the Company's operations on a continued basis.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations. Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations. Any such liability which might arise could be substantial and may exceed the assets of the Company. The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Company has not applied for intellectual property or trade secret protection in any aspects of its business. Currently, the Company has no plans to obtain patents, copyright, trademarks and/or service marks on any of its products, solutions or services. There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.

The Company is subject to the potential factors of market and customer changes that could adversely affect the Company.

The business of the Company is susceptible to rapidly changing preferences of the marketplace and its customers. The needs of customers are subject to constant change. Although the Company intends to continue to develop and improve its products to meet changing customer needs of the marketplace, there can be no assurance that funds for such expenditures will be available or that the Company's competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts. The future success of the Company will depend in part on its ability to respond effectively to rapidly changing trends, industry standards and customer requirements by adapting and improving the features and functions of its services. In the Company’s industry, failure by a business to adapt to the changing needs and demands of customers is likely to render the business obsolete.

The Company has a limited financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is a relatively new reporting company with a limited finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934. However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company has little experience in being a public company.

The Company has little experience in operating as a public company. Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business. Further, the Company may be hampered by lack of experience in addressing the issues and considerations which are common to growing companies. If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to work with market-makers for its securities that will apply for quotation of its common stock first on the OTC QB and then later on Nasdaq Capital Markets. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, a market for the common stock will ever develop or continue on the OTC QB or on Nasdaq Capital Markets. If for any reason the common stock is not listed on the OTC QB or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the application for quotation on the OTC QB is not successful, the Company may seek to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

Shares of common stock in the Company are subject to resale restrictions imposed by Rule 144 of the Securities and Exchange Commission.

The shares of common stock held by current shareholders are “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities can be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. Shares of the Company’s common stock are subject to Rule 144 resale restrictions, and accordingly, investors are subject to such resale limitations.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd- Frank Act relating to compensation of its chief executive officer;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. (See “Jumpstart Our Business Startups Act” contained in this prospectus beginning on page 23, for a description of when a company may lose “emerging growth company” status.) The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that it would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Company may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

The Company intends to issue an additional 22,500,000 Shares of common stock and may conduct a primary public offering (or private placement) for these additional Shares to raise proceeds for the Company. Although the Company has no immediate plans for such an offering, one may be conducted in parallel with or immediately following this offering as the Company intends to ultimately register 25,000,000 shares of free trading common stock over time. Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected or anticipated. Actual results could in any event differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the Company has arbitrarily determined the price at which the Shares are being offered. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 2,500,000 outstanding shares of the Company’s common stock by the holders of those shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $4.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC QB (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, broker-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels; in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

The Company and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares. Neither the Company nor the selling shareholders have entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus. At the time of this prospectus, neither the Company nor the selling shareholders has located a broker-dealer or selling agent to sell the Shares. If, and when, a suitable broker-dealer, underwriter or selling agent is located, the Company would plan to disclose the same in this prospectus through an amendment to its Form S-1 registration statement to include such information herein.

The Company intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The selling shareholders will offer their shares at a price of $4.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC QB (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares.

DESCRIPTION OF SECURITIES

Capitalization

The Company is registering up to 2,500,000 shares of common stock for sale to the public by the holders thereof at a price of $4.00 per Share. The Company is not directly offering any Shares for sale. However, the Company intends to issue an additional 22,500,000 Shares of common stock and may conduct a primary public offering or a private placement for these additional Shares to build a free trading market of 25,000,000 shares in the future. As of the date of this prospectus, the Company does not have immediate plans for the issuance of additional shares.

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 51,700,000 shares are outstanding as of the date of this report. The Company is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of this report.

The following statements relating to the capital stock set forth the material terms of the securities of the Company, however, reference is made to the more detailed provisions of the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 2,500,000 shares of common stock for sale to the public by the holders thereof at a price of $4.00 per Share. The Company is not directly offering any Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Company, except that no holder of preferred stock shall have preemptive rights. Any shares of preferred stock so issued would typically have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC QB (and Intent to List on Nasdaq Capital Markets)

If the Company meets the qualifications, it intends to work with market-makers for its securities that will apply for quotation of its common stock first on the OTC QB and then later on Nasdaq Capital Markets. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC QB or Nasdaq Capital Markets.

The OTC QB differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC QB, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc. In general there is greater liquidity for traded securities on the OTC QB, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Company.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has paid dividends to date through M-Power Industries. However, in the future, the Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends to common stockholders in the foreseeable future.

THE BUSINESS

Background

Natural Resources Corporation (the “Company”), a Delaware corporation, commenced operations out of a desire of its founders to provide premium quality dairy ingredients tailor-made to the needs of food manufacturers, processors, wholesale food distributors and end users around the globe. The Company was incorporated on July 9, 2013 and was formerly known as Plum Run Acquisition Corporation (“Plum Run” or “Plum Run Acquisition”).

In March 2014, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Company changed its name from Plum Run Acquisition Corporation to Natural Resources Corporation.

On August 12, 2014, the Company completed the Acquisition (the acquisition of M-Power Food Industries Private Limited (“M-Power Industries”)) in a stock-for stock transaction. The purpose of the Acquisition was to implement the Company’s strategy of providing dairy ingredients globally and to facilitate and prepare the Company for a registration statement and/or public offering of securities. As a result of the Acquisition, M-Power Industries became a wholly owned subsidiary of the Company. The Company, as the sole shareholder of M-Power Industries, has taken over the operations and business plans of M-Power Industries.

Summary

Prior to the Acquisition, the Company had no significant business, operations or plan. Accordingly, the business of the Company below is that of M-Power Food Industries, which the Company acquired in the Acquisition.

The Company’s initial business was the trade of agricultural food commodities, such as coffee beans, cocoa powder, sugar and wheat. In 2005, the Company developed a focus on dairy ingredients and started to formulate and manufacture its own house brand product range, relying on third parties for the production of products. In 2011, the Company opened its own milk products manufacturing facility.

The Company’s business model is to combine the skills of a trader and manufacturer of dairy and other food products. Initially, as a trader, the Company identified the demand by manufacturers and wholesalers for agricultural products in areas such as Asia, the Middle East and Africa. The Company met that demand with products supplied from areas such as North America, Oceania and Europe.

The Company’s experience as a trader enabled it to recognize the particular needs of manufacturers and wholesalers, and to understand that these needs were best accommodated through the Company’s acquisition of raw ingredients, such as basic milk powder, as well as through the development and manufacture of enhanced products, such as particular forms of milk powder. Thus, the Company developed its own brands and opened its own manufacturing facility. Through this strategy, the Company has sought to extend the range and value of its products, reduce its production costs and increase the demand for its products.

The Company intends to build upon this strategy by expanding its production capacity to include wet blend production, as well as acquiring a capability to produce its own raw ingredients. Although the Company’s existing dry form ingredients plant in Singapore has additional production capacity, the Company anticipates this being absorbed over the next two years by increased customer demand.

The Company’s head office and principal place of business are in Singapore. Singapore is an international logistic and financial hub in South East Asia where the Company enjoys a good strategic location to deliver in a timely manner its products to its strong customer base across Asia, the Middle East and Africa.

The Company’s business is the manufacture and sale of milk based ingredients to global food and beverage manufacturers and also ready for sale milk powders and other food products.

The Company’s products, available in both regular and instant versions, are whole milk powder (WMP), full fat milk powder (FFMP), and skim milk powder (SMP).

The Company’s main area of expertise is the formulation and production of specialty based milk powders. These formulated milk powders have been developed to meet the specific needs of the food industry. These needs include:

(a)          Nutritional needs, that are often associated with economic considerations, such as the need some industries have for milk powders that have a lower fat or protein content than standard milk powders;

(b)          Functional needs, that require specialised technology to service, such as the need of some industries for products that offer improved mouth feel, slower melting time, high yield output, better texture and firmness of product.

The Company’s milk powders benefit both basic food applications (such as condensed milk, where the manufacturing process is reasonably simple) and more sophisticated applications ( such as biscuits, confectionary and specialty cheeses where the manufacturing process is more complex, and which tend to be more expensive) not only in terms of direct cost savings but also in terms of improved functionalities such as better yield or better end-products texture, taste and appearance depending on the field of application.

Fields of application include manufacturing of chocolate, ice cream, cheese, bakery, confectionery, yoghurt, biscuits, instant beverages, and condensed milk. M-Power Food is constantly trying to improve and enhance its range of formulated products.

The Company also supplies whey powder, whey protein concentrate, lactose, casein, butter milk powder, butter, anhydrous milk fat/butter oil, and demineralized whey powder.

The Company owns and operates production facilities in Singapore duly approved and licensed by relevant authorities.

The Company was awarded ‘Singapore SME 1000’ company (SME1000) four years in a row in 2012, 2013, 2014 and 2015. In 2013, the Company received a Fastest Growing 50 (FG50) award based on financial performance, with a Compound Annual Growth Rate (CAGR) of 120.91. Qualifying companies are ranked by DP Information Group based on their three year CAGR. The list reveals which companies delivered double-digit revenue growth three years in a row and can be found at DP Information Group’s website: http://www.dpgroup.sg/s1000/Award/FG50.aspx?Period=2013.

The Company production facilities are certified ISO 22000:2005 by the Certification Body of TUV SUD PSB Pte Ltd Singapore.

The Company is a member of Singapore Business Federation (SBF) and Singapore Manufacturing Federation (SMF).

All the Company’s products are certified as Halal to Muslims according to Islamic Law until October 31, 2015. Further renewal would be expected for another 2 years from November 1, 2015.

The Market

The dairy market is currently one of the most dynamic markets globally. The passing global economic crisis and changing weather patterns have impacted the market to some extent. However, the demand for dairy products has remained largely unchanged.

The Company expects global demand for dairy products to remain dynamic, especially in the emerging countries. The Company foresees key drivers for international dairy demand to be the westernization of diets, rising incomes of the middle class, increasing urbanization and greater access to refrigeration.

The Company believes dairy trade is now increasingly driven by demands from consumers in developing countries wishing to improve their diets and developed countries seeking specialty products. Encouraged by competition, worldwide dairy consumption, trade, and foreign direct investment, the Company expects the dairy industry to experience continued growth.

The North American and European regions are mature dairy markets, while Asia-Pacific shows promise with high growth rates. According to the Company’s assessments, dairy consumption is expected to grow across ASEAN-6 by 2.4% per year through 2020, which will create a requirement for an extra 3 billion liters of milk. Many local suppliers are ill-equipped to handle such rising demand.

The Company forecasts the global dairy market to achieve a value of $262.9 billion in 2016, increasing by 21.8% from 2011, with a compound annual growth rate of approximately 4% per annum during that time.

Global annual consumption for dairy products to 2023 is forecast to grow by 2.4% all by the following percentages by region: South East Asia 2.7%, China 3%, Africa 3.3% and India 3.7%. Total global consumption of dairy products worldwide to 2023 is forecast to grow by 27% sold by the following percentages by region: South East Asia 30%, China 33%, Africa 38.5% and India 43.9% (Source OECD FAO)

The Company’s Presence in the Market

The Company plans to grow organically through sales and marketing of its products and development of new and improved products, as well as reaching new geographical markets in Africa, China and Indian the continent. In addition, the Company may explore acquisition opportunities as highlighted above, as a means to foster and accelerate its growth.

The Company aims to become a leading manufacturer and exporter of dairy ingredients. It is already one of the fastest growing companies in Singapore as ranked by DP Information Group and evidenced by the Company’s receipt of an FG50 award. The Company’s products include a range of high and consistent quality milk products for the food industry. The Company carefully evaluates market needs and continuously improves and updates its formulations to ensure that its products meet and exceed customer requirements and stand out from that of the competition.

Demand for the Company’s products is strongly related to overall economic growth. The Company expects the volume of the global dairy trade to continue to grow with the current favorable economic growth and development in Asia and the Middle East, as well as the rising import demand. Additionally, the Company anticipates that with the rising employment rate and growing income of the young generation in the Middle East, China and Southeast -Asia, will come a growing interest in ready-to-eat meals. The Company sees an opportunity to develop and supply formulated dairy based products for these products.

“In China, the spending power of the middle-income families has increased and current trends indicate the segment's desire for higher-end products especially food products. Increasingly, the market share of foreign-branded dairy products has put pressure on locally branded ones. The desire for imported milk powder is evident of this trend as distrust over local products lead consumers to demand foreign brands”. (Extracted from Rabobank Dairy Global Report).

Today the Company supplies its products to all parts of the world, based on a personalized service for all its clients. The Company’s products are Halal certified, allowing the Company access to a large sector of the Muslim market. Moreover, large portions of the Company’s revenues are generated from sales in predominantly Muslim nations in the Middle East, Asia and Africa.

The Company also plans to promote its formulated milk powders and enter the functional dairy based products market in the Indian continent. The Company intends to add to the range of its production capability by investing in a wet blend production plant in Malaysia.

Furthermore, the Company is exploring the possibility of strategic investment in a production plant in a traditional milk country to increase its security of supply of raw ingredients. Such additional plants would not merely be additions to the Company’s existing production capacity, rather they would be designed to enhance the Company’s security of supply of ingredients and range of production capabilities. Ultimately, the Company desires to produce its own raw ingredients, as well as maximize its manufacturing capabilities across dry and wet blend production, thereby reducing costs, maximizing prices and expanding product offerings so as to increase profit and profitability.

Governmental Regulations

The Company’s dry blend production plant in Singapore operates as a food establishment licensed by the Agri-Food & Veterinary Authority of Singapore (“AVA”) in accordance with the Sale of Food Regulations (“Food Establishments Regulations”). Under the Food Establishments Regulations, a licensee must ensure that the licensed food establishment is used only for the purpose for which the license is granted. The Food Establishments Regulations impose various obligations on the licensee of a food establishment to ensure that the storage, packaging and transportation of food is done in a manner that the food is protected from the likelihood of contamination as well as prescribing certain personal cleanliness standards that must be observed by persons engaged in the preparation of food during such process.

Food establishments are controlled every year based on a set of criteria covering various aspects of hygiene and food safety standards, including the following:

Premises - General cleanliness and housekeeping

Food Storage

Food Processing Equipment and Facilities

Pest Control Program

Food Handling and Staff Facilities

Product Identification and Traceability

Dispatch & Transport

Product Inspection and Lab Testing

Foreign Body Control

Rework

Management of Allergens

Implementation of Quality Control Programs

Staff Competency and Food Hygiene Training

Documentation and Records

Violation of Records

The Company currently holds a license valid through February 29, 2016, which is renewable annually.

The Company has notified the Commissioner for Workplace Safety and Health of its use of its Singapore dry blend production plant as a factory pursuant to the requirements of the Workplace Safety and Health (Registration of Factories) Regulations 2008 and has also obtained clearance from the National Environment Agency for the use of its Singapore dry blend production plant for dry mixing and blending of dairy products.

The Company has in place a current work injury insurance policy in accordance with the provisions of the Work Injury Compensation Act as well as a public liability insurance policy.

Furthermore, the Company received ISO 22000:2005 certification by the Certification Body of TUV SUD PSB Pte Ltd Singapore. TUV SUD PSB Pte Ltd Singapore is an international service corporation focusing on consulting, testing, certification and training. ISO 22000:2005 specifies requirements for a food safety management system where an organization in the food chain needs to demonstrate its ability to control food safety hazards in order to ensure that food is safe at the time of human consumption.

ISO 22000:2005 is applicable to all organizations, regardless of size, which are involved in any aspect of the food chain and want to implement systems that consistently provide safe products. The means of meeting any requirements of ISO 22000:2005 can be accomplished through the use of internal and/or external resources.

ISO 22000:2005 specifies requirements to enable an organization:

-	to plan, implement, operate, maintain and update a food safety management system aimed at providing products that, according to their intended use, are safe for the consumer,
-	to demonstrate compliance with applicable statutory and regulatory food safety requirements,
-	to evaluate and assess customer requirements and demonstrate conformity with those mutually agreed customer requirements that relate to food safety, in order to enhance customer satisfaction,
-	to effectively communicate food safety issues to their suppliers, customers and relevant interested parties in the food chain,
-	to ensure that the organization conforms to its stated food safety policy,
-	to demonstrate such conformity to relevant interested parties.

Due to the nature of the Company’s products, the activities and operations of the Company could become subject to additional license restrictions and other regulations, such as (without limitation) United States Food and Drug Administration regulations, export/import controls and other regulation by government agencies.

Products

The Company manufactures and sells milk-based ingredients, ready for sale milk powders and other food products. The Company’s products are all Halal certified.

The Company produces a range of high and consistent quality milk products. It chooses top quality milk material sources for its ingredients and imports from the most reliable origins. The Company’s main products, available in both regular and instant versions, are commodity milk powders such as whole milk powder, full fat milk powder, skim milk powder in regular form only, formulated milk powders that include full fat milk powders regular, full fat milk powder instant, fat filled milk powder regular and fat filled milk powder instant, and specialty dairy based powders. The Company also supplies whey powder, whey protein concentrate, lactose, casein, butter milk powder, butter, anhydrous milk fat/butter oil, demineralized whey powder, other consumer foods ingredients and products and soft agriculture commodities.

The Company’s products benefit both basic food applications (such as condensed milk, where the manufacturing process is reasonably simple) and more sophisticated applications (such as biscuits, confectionary and specialty cheeses where the manufacturing process is more complex, and which tend to be more expensive) not only in terms of direct cost savings but also in terms of improved functionalities such as better yield or better end-product texture, taste and appearance depending on the field of application.

All the Company’s products are certified as Halal to Muslims according to Islamic Law through October 31, 2015. Further renewal would be for another 2 years from November 1, 2015.

Pricing

The Company believes that it maintains competitive pricing for its products. As a commodity, prices of milk powders depend on the supply availability and whether the buyers are long or short in products. Prices of functional milk powders and value added milk powders, such as enriched vitamins milk powders, are less subject to volatility, however they generally follow the same upward or downward trend.

When the dairy market is not volatile, the Company bases its pricing by adding a markup on the cost of the product. However, when the dairy market starts to be highly volatile, the Company would follow the price of milk powders set by competitors, and when possible would offer a more competitive price.

The Company can provide credit terms to its customers such as Letter of Credit (L/C) or Documents Against Acceptance payable at 30 or 60 days from Bill of Lading’s date, which financing costs are incurred in the pricing to the buyers.

The Company export sales are always secured. If payment is not by Letter of credit, the Company will arrange cover of the buyer by Export Credit Insurance.

Competition

The industry in which the Company operates is highly competitive. There are a large number of suppliers of dairy products who compete directly with the Company. Sectors of the dairy and milk product industry are highly fragmented, with the bulk of the industry consisting of national and regional competitors. However, consolidation among food retailers is leading to increased competition.

A significant proportion of the Company’s competitors are major companies who are well-funded, well-resourced and multinational dairy firms. The most prominent being Nestlé (Switzerland), Arla Foods (Denmark-Sweden), Danone (France), Lactalis (France), the Fonterra Group (New Zealand), Unilever (Netherlands-U.K), and Kraft Foods (U.S.).

The Company’s main competitors are not only the manufacturers indicated above, but also trading houses such as Hoogwegt (Netherlands), Interfood (Netherlands), Olam (Singapore), Dreyfus/Ecoval (France/Netherlands).

In addition, it is possible that larger companies could develop competing products. These larger organizations typically have larger budgets, more resources and the ability to quickly hire talented personnel to develop and commercialize new products.

Nevertheless, the Company believes it maintains a competitive edge based on the following differential advantages:

▪	Focus on developing formulated dairy products to accommodate the requirements of the Company’s customers in terms of pricing, organoleptic profile, functions;
▪	Particular focus on purchase volumes to provide competitive prices to the Company’s buyers;
▪	Flexible and excellent service based on the Company’s experience in production, import and export;
▪	Reinforced marketing, sales and R&D teams to better create solutions and respond to all buyers’ criteria.

Strategic Partners and Suppliers

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success. The Company hopes to work with several strategic partners in important areas of its business and operations. Currently, the Company has several strategic partners (noted below) and hopes to foster additional strategic relationships. The Company believes that the most important strategic partnerships will be expanded relationships that it can form with its existing customers. The Company’s management believes that adding more value to existing clients is the most efficient and useful route to building the Company’s business in a very competitive industry.

The Company has several key suppliers with which it places orders for the required milk ingredients and raw materials. The Company imports its raw materials from the main milk production areas in the world including Europe, Oceania and the Americas. The Company has maintained ongoing business relations with most of its suppliers for many years. The Company has ongoing long term relationships with suppliers in North America, Europe and Asia. Due to the Company’s balanced acquisition of raw materials from multiple suppliers in several different countries and regions, it is not dependent on a single source. Furthermore, the Company is seeking to invest and/or acquire in the above milk production areas in order to improve its raw material sourcing.

Customer Agreements

Most customers of the Company are longtime, established customers from whom the Company receives repeated orders. During the past three years, the Company has maintained approximately 30 customers. The Company has several customers that each account for five percent or more of the Company’s sales. However, due to the Company’s well-balanced sales across many customers, the Company is not dependent on any one customer or a few customers.

The Company’s export sales are payable either by Letter of credit or by payment against documents guaranteed by Export Credit Insurance.

During the nine month periods ended March 31, 2015, approximately 80% of the Company’s purchases were from three major vendors. For that nine-month period, the company purchased more than 10% of its volume of supplies from each of the three following vendors:

1)	Fayrefield Foodtec Scandinavia
2)	Melkweg.
3)	Lactopur Inc

During the nine months periods ended March 31, 2015, approximately 90% of the Company’s revenues were from three major customers, which constituted $5,677,085 of the Company’s revenues for such period, however, only two of those customers, each individually, Roka Group Holdings Ltd and Saudi Pan Gulf Trading Company Ltd, accounted for more than 10% of the sales volume of the Company.

Roka Group Holdings Ltd is a new customer based in China to which we provide services and products. Saudi Pan Gulf Trading remains as one of the top three customers for both nine month periods ended March 31, 2014 and March 31, 2015, respectively. Saudi Pan Gulf Trading Company Ltd has been a customer of the Company since 2006 and is a leading competitor in the food industry of Saudi Arabia.

Trade consolidation or the loss of any key customer could adversely affect the Company’s financial performance. The Company must maintain mutually beneficial relationships with its key customers to effectively compete. There is a greater concentration of the customer base around the world, generally due to the continued consolidation of retail trade and the loss of any of the key customers, including, but not limited to, any of the above customers, could have a material adverse effect on the Company’s financial performance.

Failure to appropriately respond to key customers’ requirements could reduce the Company’s ability to secure adequate sales and adversely affect the Company’s financial performance.

Saudi Pan Gulf Trading Company Ltd has a very long history with the Company. For Saudi Pan Gulf Trading Company Ltd., the Company is supplying them products both under their brand names and that of the Company. The Company is also a consultant for them in regard to the setup of a dairy-related plant in Saudi Arabia.

The Company has a very synergistic relationship with Lactopur Inc., which is not only a customer of the Company but also a supplier to the Company. The Company purchases raw ingredients from them and sells them finished products. As a result, the Company is able to offset some of the purchasing invoices against supply invoices from Lactopur and such arrangement is valuable to both parties.

Notwithstanding the above, the Company is continuously trying to develop its customer base in every market in an effort to avoid any potential material adverse effect, even if for some countries, customers are sometime in the situation of a monopoly.

Marketing and Sales

The Company’s targeted customers are food manufacturers using dairy ingredients. The Company communicates with various chambers of commerce internationally, coordinates with export supporting agencies in Singapore and participates in regional food fairs around the world as part of its efforts to research and identify customers per geographic regions and country areas.

In addition, the Company receives regular enquiries through the various food associations in Singapore, which direct prospective buyers to the Company. The Company also reaches customers through its website (www.mpowergroup.com) and through direct salesperson visits to overseas customers for the purpose of assessing customer requirements. Currently, the Company has five salespersons.

The Company will continue to focus its attention on targeting manufacturers with solid finance and on selecting distributors/agents with existing portfolios of buyers. The Company plans to increase the marketing team to handle the new markets by area (China and South East Asia, Africa, and the Indian Continent), and by type of business (retailer/distributors vs manufacturers).

The Company plans for various developments and launches of products, as well as entering and expanding into new markets and industries.

Intended development and enhancement of products includes:

•	Instant full fat milk powders produced through wet blending process, which will enhance the wettability and organoleptic properties of the final products to meet the demand in Asia and Middle East for instant drinking milk. The products can be enhanced with vitamins and minerals. The Company plans to launch these powders in 2016.

•	Instant dairy powders produced by wet blend plant to cater to the needs of manufacturers which will enhance the wettability at an affordable level for condensed milk, ready mix, coffee and tea creamers; to be launched in 2017 -.

•	The new formulation of dairy powders catering to specific demand of the Company’s current customers such as cheese dairy powder (for functional cheese and white cheese), yogurt dairy powder (improved viscosity, flavor profile), bakery dairy powder (enhanced texturizing and “caramelization” properties), ice cream dairy powder (improved flavor profile and yield ratio). The Company expects to have these new products ready for the second half of 2015.

•	Newly formulated fat filled milk products, enriched with vitamins and/or minerals, and/or “instantized” through a wet blend process. The Company expects to have these products available in 2017.

•	Regular and instant fat filled milk powders in retail packaging (pouches of 500g and 900g, in 450g, 1kg, and 2.5kg tins). The Company expects to have these products ready by the end of 2016.

The Company’s expansion into these new product lines is dependent, in part, on the expansion of its operations in Malaysia, as discussed below.

Intended expansion by industry includes:

•	Yogurt companies
•	Milk recombining companies (UHT milk, condensed milk, dairy based beverage)
•	Cheese companies (processed cheese, white cheese)
•	Confectionery companies (wafers, cream filling, cookies, doughnuts, etc.)
•	Bakery companies
•	Ice cream companies
•	Repacking companies for adult milk beverage

The Company intends to expand into geographic markets where its products have not been distributed in full scale as yet such as China and Africa, and to reach new markets such as the Indian Continent. Management has set goals for sales ratios among its current and future markets for 2016 and 2019 as follows:

Region\Year	2016	2019
Middle East	30%	25%
Asia	30%	25%
Africa	20%	25%
Indian Continent	20%	25%

Importantly, these sales ratios are not projections, but are goals for market diversification set by the Company’s management.

Diversification

a.        The Company will respond to the health concerns of end consumers by producing Instant skimmed milk powder and Regular skimmed milk powder enriched with vitamins and minerals. We expect to launch these products in 2016.

b.        The Company intends to develop new product formulations for the production of soup bases, sauce bases and ready-to-use meals to be launched early 2017.

c.        The Company plans to develop and launch baby milk powders by 2017 in South East Asia and in China, where management believes there is strong demand for infant formula and baby milk powders.

d.        The Company is also considering entering certain niche markets, such as goat milk powder packed in sachets and tins, for South East Asia and China markets by 2017.

Scale economies

The Company plans to develop economies of scale by purchasing larger volumes of raw ingredients. The integration of the source of supply of the raw ingredients in the supply chain will also enable us to control the costs with estimated savings of 7% to 10% compared to current costs.

Futures business in the U.S.

By investing in a dairy company in the US that would secure additional quantities of raw material to cater for the factory in Singapore, and at a later stage in Malaysia, the Company plans to optimize its presence in the US by setting a futures business focused on dairy products. While sourcing its physical supplies from the US, the company will also be able to take advantage of the hedging.

Management process

a.        Current structure of the sales team

The sales team is composed of 5 persons covering all the products.

b.        Future changes

The Company plans to hire:

•	One sales executive to develop sales in China, Taiwan, Malaysia, and South Korea focused on the manufacturers related to the food industry. This position will open in 2016.

•	One sales executive to develop sales in China focused on the wholesalers and retailers interested in the instant milk powders packed in tins and in pouches. This position will open in 2016.
•	One sales executive to develop sales of the full range of milk powders for the African market. The position will open in 2016.

Operations expansion

The Company’s dry blend production plant in Singapore presently has a maximum capacity of 40,000 metric tons per year. The business presently uses half this capacity and still has capacity to allow for further growth. However, this plant can only process dry form ingredients, and therefore the Company is undertaking feasibility studies in relation to the construction of a plant in Malaysia that would have the ability to use liquid ingredients (such as raw liquid vegetable fat) to produce fat filled milk powders. The Company’s Malaysian plant is scheduled to start operation in 2017 -.

The Company expects the spare capacity in its Singapore plant to be absorbed over the next two years by increased customer demand, including demand arising from diversifying its export markets.

The Company’s plant in Singapore processes dry form ingredients, using raw materials purchased from third party suppliers. The Company will expand its production capability to also include wet blend production (see below for a description of this process), and also to reduce its reliance on third party suppliers for raw materials.

The Company is also exploring the possibility of investing in a dairy plant in the United States. By doing this, the Company would be seeking to improve the security of supply of raw materials for its present facility in Singapore (and future facility in Malaysia). Raw materials (such as skimmed milk powder) would be produced in the United States and used in the Company’s plant in Singapore (and in Malaysia in the future). The Company considers that investment in raw materials production facilities would be a logical next step in its development.

An added advantage of a plant in the United States would be that it would give the Company the ability to export to markets that do not accept products that are produced other than from where the raw materials, i.e. milk powder, originate.

Research and Development

The Company’s research and development expenditures are part of its operating expenses. For the financial years ended June 30, 2014 and June 30, 2013, the estimated amounts spent on research and development were $43,347 and $58,190, respectively. For the nine month periods ended March 31, 2015 and 2014, the estimated amounts spent on research and development were $13,215 and $46,180, respectively.

Revenues and Losses

The Company had revenues of $6,543,249 during the nine-month period ending March 31, 2015 as compared to revenues of $17,637,225 during the nine-month period ending March 31, 2014. During the fiscal year ended June 30, 2014, M-Power Industries posted revenues of $23,071,325, as compared to revenues of $30,949,244 in the fiscal year ended June 30, 2013.

The Company had net income during the nine-month period ending March 31, 2015 of $730,914 as compared to net income of $1,736,082 during the nine-month period ending March 31, 2014. During the fiscal year ended June 30, 2014, M-Power Industries posted net income of $1,127,482, as compared to net income of $5,447,026 in the fiscal year ended June 30, 2013.

The Company’s comparative decline in revenues and net income (shown above) occurred due to a variety of factors, including the events of the Arab Spring and other political and economic turmoil and related issues in the Middle East region. The Middle East is one of the Company’s key export markets; hence revenues and net income were affected in 2013 and 2014 and in the first months of 2015.

The factors within the Middle East region affected by the Arab Spring include, but are not limited to:

-Postponement of delivery of goods to buyers.

-Extension/Delay of payment by buyers

-Reduction of ordered quantities of goods/products by the buyers

-Revision or reduction of prices by buyers

-Cancellation of orders

The above factors lead to a reduction of revenue. However, operation expenses (such as staff salaries, rentals, asset financing) are recurring expenses that are constant. In addition to the recurring expenses, the Company also paid professional fees related to its stock financing.

Industry Awards

The “Singapore SME1000” (SME 1000) administered by DP Information Group awarded M-Power Food the award of Singapore SME 1000 company four years in a row for 2012, 2013, 2014 and 2015, and M-Power Food also received a Fastest Growing 50 (FG50) award in 2013 based on financial performance.

The FG50 awards are made to the 50 Singapore companies (that include all currently ranked SME 1000 companies) which have obtained the highest compound annual growth rate on sales/turnover for the last three years.

To qualify for ranking, companies must satisfy the following criteria:

•	They must have conducted at least two full years of operation.

•	They must have annual sales/turnover and net profit after tax of less than SGD100 million ($79,980,800) per annum.

•	They must have filed with the Accounting & Corporate Regulatory Authority, or submitted to DP Information Network Pte Limited, audited financial statements that include sales/turnover figures.

DP Information Network Pte Limited selects and ranks companies based on their audited financial performance i.e. sales/turnover or net profit after tax for the latest financial year.

Equipment Financing

The Company has ongoing equipment financing arrangements for $282,570 as of March 31, 2015.

THE COMPANY

Change of Control

The Company was incorporated in the State of Delaware in July 2013, and was formerly known as Plum Run Acquisition Corporation. In March 2014, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Company changed its name from Plum Run Acquisition Corporation to Natural Resources Corporation.

The Acquisition

On August 12, 2014, Natural Resources Corporation, a Delaware corporation (the “Company”), consummated the Acquisition, acquiring M-Power Food Industries Private Limited, a company incorporated in Singapore (“M-Power Industries”), in a stock-for-stock transaction. The purpose of the Acquisition was to implement the Company’s strategy of providing dairy ingredients globally and to facilitate and prepare the Company for a registration statement and/or public offering of securities.

The Acquisition was effectuated by the Company through the exchange of each of the outstanding shares and interests of M-Power Industries for 50,000,000 shares of common stock of the Company. M-Power Industries was formerly wholly owned by M-Power Investments, which received all of the shares of the Company issued in this Acquisition.

As a result, in the Acquisition, 200,000,000 shares and interests of common stock of M-Power Industries (all of which were held by M-Power Investments) were exchanged for, and converted into, 50,000,000 shares of common stock of the Company. Hence, the Company issued a total of 50,000,000 shares of common stock of the Company in connection with the Acquisition.

Prior to the Acquisition, Plum Run had no ongoing business or operations and was established for the purpose of completing a business combination with target companies, such as M-Power Industries. As a result of the Acquisition, M-Power Industries became a wholly owned subsidiary of the Company. The Company, as the sole shareholder of M-Power Industries, has taken over the operations and business plans of M-Power Industries.

Relationship with Tiber Creek Corporation

The Company (through M-Power Industries) entered into an engagement agreement with Tiber Creek Corporation, a Delaware corporation (“Tiber Creek”), whereby Tiber Creek would provide assistance to the Company in effecting transactions for the Company to combine with a public reporting company, including: transferring control of such reporting company to M-Power Industries; preparing the business combination agreement; effecting the business combination; causing the preparation and filing of forms, including a registration statement, with the Securities and Exchange Commission; assist in listing its securities on a trading exchange; and assist in establishing and maintaining relationships with market makers and broker-dealers.

Under the agreement, Tiber Creek is entitled to retain the aggregate total of 100,000 shares for its services. The engagement agreement also provides that the shares held by Tiber Creek and MB Americus shall be included in the registration statement filed by the Company.

In general, Tiber Creek holds interests in inactive Delaware corporations, which may be used by issuers (such as the Company) to reincorporate their business in the State of Delaware and capitalize the issuer at a level and in a manner (i.e. the number of authorized shares and rights and preferences of shareholders) that is appropriate for a public company. Otherwise, these corporations, such as Plum Run Acquisition Corporation (the former name of the Company), are inactive, and Tiber Creek does not conduct any business in such corporations.

James Cassidy and James McKillop (who is the sole owner of MB Americus, an affiliate of Tiber Creek) serve only as interim officers and directors of these corporations (such as Plum Run Acquisition Corporation) until such time as the changes of control in such corporations are effectuated to the ultimate registering issuers. As the role of Tiber Creek is essentially limited to preparing the corporate structure and organizing the Company for becoming a public company, the roles of Mr. Cassidy and Mr. McKillop are generally limited to facilitating such change of control and securities registration transactions.

Intellectual Property

At present, the Company does not possess any intellectual property protection. The Company may decide in the future to pursue efforts to protect its intellectual property, trade secrets and proprietary methods and processes.

Employees and Organization

The Company presently has approximately 15 full-time employees.

All employees receive health benefits and most employees receive yearly bonuses. The Company may offer additional fringe and welfare benefits in the future as the Company’s profits grow and/or the Company secures additional outside financing.

Property

The Company owns two physical facilities (factories) in Singapore. The first factory is located at 15 Jalan Tepong #01-06/07, Jurong Food Hub, Singapore 619336. This property is valued at $1,343,673.661 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2652) as of June 30, 2013 and consists of 532 square meters of combined floor area. The second factory is located at 15 Jalan Tepong #02-04/05, Jurong Food Hub, Singapore 619336. This property is valued at $1,027,506 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2652) and consists of 482 square meters of combined floor area.

The Company also leases three properties, including its headquarter offices in Singapore, a branch office in Vietnam and a warehouse. The Company’s headquarters are located at 76 Playfair Road #03-06, LHK2 Building. Singapore 367996. This office is 2,314 square feet and is rented for $72,330 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2433) per annum.

The Vietnam branch office is located at 36 Dang Tat Street, Tan Dinh Ward, District 1, Ho Chi Minh City, Vietnam Floor Area. The office is 861 square feet and rented for $18,000 per annum.

The Company leases a warehouse in Singapore, located at 31 Jurong Port Road, #07-06/07, Singapore 619115. This warehouse is 15,758 square feet and is rented for $227,644 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2433) per annum.

The total annual lease rental obligations of the Company are approximately $312,000.

Subsidiaries

Currently, the Company has one subsidiary – M-Power Industries, which was acquired in the Acquisition. The Company is the sole shareholder of M-Power Industries.

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies.

(A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Reports to Security Holders

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission, along with any other filings of the Company, as described below.

In September 2013, the Company (as Plum Run Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company's documents filed with the Securities and Exchange Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001586513.

PLAN OF OPERATION

Business Plan

The Company’s plan is to produce, market and sell premium quality milk, dairy and other food products for the food industry.

The Company is also focused on ongoing investments in product development. The Company will supply food products to all parts of the world, based on a personalized service for all of its clients. The Company’s tailor-made dairy ingredients offer economical solutions and match its customers' requirements with regards to specific applications and regional taste.

As the Company creates new products and expands its markets, it intends to issue an additional 22,500,000 and perhaps as many as 25,000,000 shares of common stock. The issuance of additional shares would allow the Company to raise additional capital while increasing the number of outstanding shares and shareholder equity. The Company may conduct an initial public offering in parallel with or following this offering, but at the moment has no immediate plans to do so.

Going forward, the Company intends to expand the current business by upgrading existing production facilities and building new production facilities, securing further access to raw materials and increasing marketing efforts.

The Company will continue to focus its attention on targeting manufacturers with solid finances and on selecting distributors/agents with existing portfolios of buyers. The Company plans to increase the marketing team to handle the new markets by area (China and South East Asia, Africa, and the Indian Continent -), and by type of business (retailer/distributors vs manufacturers).

The Company plans for various developments and launches of products, as well as entering and expanding into new markets and industries.

Intended development and enhancement of products includes:

•	Instant full fat milk powders produced through wet blending process, which will enhance the wettability and organoleptic properties of the final products to meet the demand in Asia and Middle East for instant drinking milk. The products can be enhanced with vitamins and minerals. The Company plans to launch these powders in 2016.

•	Instant dairy powders produced by wet blend plant to cater to the needs of manufacturers which will enhance the wettability at an affordable level for condensed milk, ready mix, coffee and tea creamers; to be launched in 2017 -.

•	The new formulation of dairy powders catering to specific demand of the Company’s current customers such as cheese dairy powder (for functional cheese and white cheese), yogurt dairy powder (improved viscosity, flavor profile), bakery dairy powder (enhanced texturizing and “caramelization” properties), ice cream dairy powder (improved flavor profile and yield ratio). The Company expects to have these new products ready for the second half of 2015.

•	Newly formulated fat filled milk products, enriched with vitamins and/or minerals, and/or “instantized” through a wet blend process. The Company expects to have these products available in 2017.

•	Regular and instant fat filled milk powders in retail packaging (pouches of 500g and 900g, in 450g, 1kg, and 2.5kg tins). The Company expects to have these products ready by the end of 2016.

The Company’s expansion into these new product lines is dependent, in part, on the expansion of its operations in Malaysia, as discussed below.

Intended expansion by industry includes:

•	Yogurt companies
•	Milk recombining companies (UHT milk, condensed milk, dairy based beverage)
•	Cheese companies (processed cheese, white cheese)
•	Confectionery companies (wafers, cream filling, cookies, doughnuts, etc.)
•	Bakery companies
•	Ice cream companies
•	Repacking companies for adult milk beverage

The Company also intends to expand into geographic markets where its products have not been distributed in full scale as yet such as China and Africa, and to reach new markets such as the Indian Continent. Management has set goals for sales ratios among its current and future markets for 2016 and 2019 as follows:

Region\Year	2016	2019

Middle East	30%	25%

Asia	30%	25%

Africa	20%	25%

Indian Continent	20%	25%

Importantly, these sales ratios are not projections, but are goals for market diversification set by the Company’s management.

The Company’s goal is to diversify its products and markets to take advantage of strong growth opportunities. The Company will respond to the health concerns of end consumers by producing instant skimmed milk powder and regular skimmed milk powder enriched with vitamins and minerals. The products would be launched in 2016. The Company also plans to develop new product formulations for the production of soup bases, sauce bases, cheese, and ready-to-use meals to be launched in early 2017, and tap into the strong demand for infant formula and baby milk powders in South East Asia and in China by developing and launching baby milk powders by 2016. The Company also considers entering a niche market such as goat milk powder packed in sachets and tins, for South East Asia and China markets by 2017.

Furthermore, by investing in a dairy company in the US that would secure additional quantities of raw material to cater for the factory in Singapore, and at a later stage in Malaysia, the Company plans to optimize its presence in the US by setting a futures business focused on dairy products. While sourcing its physical supplies from the US, the company will also be able to take advantage of the hedging.

The Company also intends to expand its operations. The Company’s dry blend production plant in Singapore presently has a maximum capacity of 40,000 metric tons per year. The business presently uses half this capacity and still has capacity to allow for further growth. However, this plant can only process dry form ingredients, and therefore the Company is undertaking feasibility studies in relation to the construction of a plant in Malaysia that would have the ability to use liquid ingredients (such as raw liquid vegetable fat) to produce fat filled milk powders. The Company’s Malaysian plant is scheduled to start operation in 2017. The Company anticipates that the Malaysian plant will cost approximately $30 million, which will be funded by a loan of approximately $20.82 million and equity funding of approximately $9.18 million.

The Company expects the spare capacity in its Singapore plant to be absorbed over the next two years by increased customer demand, including demand arising from diversifying its export markets.

The Company’s plant in Singapore processes dry form ingredients, using raw materials purchased from third party suppliers. The Company will expand its production capability to also include wet blend production (see below for a description of this process), and also to reduce its reliance on third party suppliers for raw materials.

The Company is also exploring the possibility of investing in a dairy plant in the USA. By doing this, the Company would be seeking to improve the security of supply of raw materials for its present facility in Singapore (and future facility in Malaysia). Raw materials (such as skimmed milk powder) would be produced in the USA and used in the Company’s plant in Singapore (and in Malaysia in the future). The Company considers that investment in raw materials production facilities would be a logical next step in its development.

An added advantage of a plant in the USA would be that it would give the Company the ability to export to markets that do not accept products that are produced other than from where the raw materials, i.e. milk powder, originate.

Potential Revenue

The Company expects to earn potential revenue from sales of its products, as it continues to commercialize its products.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company was incorporated in the State of Delaware in July 2013, and was formerly known as Plum Run Acquisition Corporation (“Plum Run” or “Plum Run Acquisition”). On August 12, 2014 the Company acquired M-Power Food Industries Private Limited, a Singapore company (“M-Power Industries”), in a stock-for-stock transaction in the Acquisition. M-Power Industries was formed in 2001 in Singapore.

References to the financial condition and performance of the Company below in this section “Management’s Discussions and Analysis of Financial Condition and Results of Operation” include M-Power Industries, provided that (a) references to the financial statements for the nine months ended March 31, 2015, and the balance sheet at March 31, 2015, respectively, are made to Natural Resources Corp.; and (b) references to the financial statements for the fiscal year ended June 30, 2014 and the fiscal year ended June 30, 2013, respectively, and the balance sheet at June 30, 2014 and June 30, 2013, respectively, are made to “M-Power Industries” which means the stand-alone financial statements (audited) of M-Power Food Industries Private Limited.

Overview

The Company management assesses the strengths and weaknesses of M-Power Industries as follows:

•	Strengths

M-Power Industries is a local company that serves the global food industry. The company relies on the experience and network of its sales team to promote its products to various markets around the globe such as the Middle East and Asia. The Company also relies on a network of agents and buyers in the Middle East and portions of the Chinese market.

M-Power Industries’s proactive approach to serve its customers has resulted in strong brand and product loyalty from its customers. As a result, 90% of M-Power Industries’s customers renew their orders, and its largest buyers order products, on a purchase-order basis, with a delivery schedule spanning over three (3) months.

M-Power Industries devotes itself to supplying tailor made formulations to enable its customers to improve their cost control, ensure the quality of their final products and remain a step ahead of competition.

M-Power’s R&D and production team dedicate themselves to deliver products formulated to best suit the needs of the Company’s customers. M-Power Industries dedicates its resources to understanding how the buyers’ production lines work and how the formulated milk powders can be used to increase yield, cost control and quality enhancement of their final products.

The company is ISO 22000 certified guaranteeing its customers the safety of the products and the management systems.

M-Power Industries has a factory approved by the Singapore Agri-Food and Veterinary Authorities (AVA).

M-Power Industries’s products are Halal Certified by the Muslim authorities in Singapore (MUIS).

M-Power Industries strives to provide competitive prices to its customers thanks to the company’s experienced sales and purchasing teams. Economies of scale can be made by purchasing raw materials at the right time and selling at a cost lower than the price premium buyers would pay elsewhere. The Company’s prices are on average 5-10% lower than those of its competitors, depending on the range of products.

The Company benefits from its strategic geographic location in Singapore, a recognized transportation hub. Transit times between Singapore and the Middle East and Asia are generally not more than 15 days.

M-Power Industries is able to provide various credits to its buyers: Documents against Acceptance (D/A) payable at 30 days as well as letters of credit payable at 30 or 60 days. The D/A payments are covered by an export insurance company, and letters of credit are confirmed, limiting the risk for the Company while giving payment flexibility to its buyers.

M-Power Industries has brands (“Company Owned Brands”) that are well-accepted in the market. In order to boost market penetration and prior to the building of its production facilities in 2011 in Singapore, M-Power Industries came to an agreement in 2010 with a third party covering brand use rights. The agreement allowed M-Power Industries to use certain brands (“Third Party Brands”) for its products on the condition that it should purchase these brands within 5 years and a payment spanning over 10 years from end of 2014 onward.

From January 1, 2011 to March 31, 2015, the Third Party Brands generated about USD 56 million of sales revenues for M-Power Industries excluding Company Owned Brands and also taking into the account the reduction of sales in FY 2013 and FY2014 due to Arab Spring turmoil in the Middle East region which covers key export markets for the Company. This revenue generally represents approximately 70% of the Company sales revenues.

As for the purchase of these Third Party Brands, the price was initially fixed at US $18,214,793 (SGD23,100,000) with payment over a period of 10 years. However, M-Power Industries re-negotiated the price with the seller. The price has been reduced to $10,243,584 (SGD 12,960,000) and the payment period reduced to 1 year. Payment for the brands has been made by way of an assignment of a receivable from our buyer. The Company entered a three-way Deed of Assignment among the debtor of the receivable and the seller of the brand to assign this receivable as consideration to purchase said milk brands. The purchase of brands has been capitalized on the Company’s books as intangible assets as of March 31, 2015 and June 30, 2014 and amortized over a 7 year life term.

•	Challenges

M-Power Industries needs to invest more in R&D to develop new milk powder formulations for ice cream, dairy beverage, and cheese manufacturers in order to meet local taste and texture profiles for emerging markets such as China and the Middle East, and to reach new food maker’s profiles such as manufacturers of ready-to-eat meals and sauces, and frozen yogurts.

M-Power Industries needs additional manpower to develop sales in large markets such as China, Africa, and the Indian continent.

The move into developing and launching new lines of products such as instant dairy based powders, enhanced formulated milk powders, and at a later stage, baby formula, requires investing in a wet blend production facility to guarantee the product quality and cost control.

M-Power Industries needs to secure an additional source of supply of raw ingredients to ensure stable quantity and quality for its current production unit, as well as for the plant in Malaysia.

•	Distinctive Competencies

M-Power Industries relies on an experienced team of Research & Development and Sales personnel.

The key personnel of the Company have been in the import and export field for more than 20 years, and they have specialized in the area of dairy products for more than 10 years.

M-Power Industries strives in providing tailor made formulated milk powders for specific applications of the food industry.

M-Power Industries is proud to count in its teams various nationalities such as Singaporean, French, Chinese, Malay, Indian, and Vietnamese. It helps promote respect and a broader understanding of different cultures within the Company and outside.

•	Opportunities

Higher milk production outputs from Europe, New Zealand and USA have contributed to the reduction of the world dairy prices since the beginning of the year. At the same time, China is enforcing tighter importing rules starting May 2014; hence the world dairy prices will be less influenced by China dairy demand.

The demand from the developing countries for pudding/desserts, ice cream, functional cheese, soups, sauces, ready-to-eat meals, ice cream, and yogurts will be the target markets for M-Power’s formulated milk powders.

M-Power Industries considers that investing in a plant in the US and in Malaysia will provide the needed support for its growth.

The instant process allied with the wet blending process of the Malaysian plant will be a valuable asset since the offer on the market for instant dairy products and formulated milk powders is still limited.

Negotiations are still under way; however the Trans-Pacific Partnership (TPP) that includes Singapore, Malaysia, Australia, New Zealand, Mexico, Canada and the United States among others, will create a favorable structure for the exports from North America to Singapore and Malaysia. This will represent non negligible cost savings as far as import duties are concerned. The TPP should also address the matter of the harmonization and recognition of the sanitary and phyto-sanitary system between the signatory members of the agreement.

Furthermore, by 2015 the ASEAN Economic Community blueprint will take form and will improve the trade between the ten signatory members (Singapore, Malaysia, Vietnam, Philippines, Cambodia, Indonesia, Thailand, Lao, Myanmar, Brunei) by allowing the free movement of goods and services among the region. Thus, M-Power Industries expects to expand its sales in the South East Asia region thanks to the location of its current factory in Singapore and to the upcoming plant in Malaysia.

•	Threats

Milk availability and prices are influenced by several factors, such as the weather and the number of cows. In 2013 a drought in New Zealand reduced the milk availability on export markets hence putting pressure on milk prices. In 2014, the Company has seen higher milk output in New Zealand, but also in Australia, and in the EU. At the same time, the US milk producers have increased the number of cow heads.

Demand from major international buyers such as Algeria and Venezuela, through their tenders, as well as China, influence dairy prices. We have seen that their demand being largely covered put an ease on prices since the beginning of 2014.

India and Argentina also alter the world dairy prices from time to time with government export quotas or temporary export bans or restrictions.

Russia and China can also impose import quota restrictions and bans, which create imbalance in the world dairy market.

•	Key Success Factors

M-Power Industries expects its sales to grow by penetrating new geographical markets such as the Indian continent, China, and some countries in Africa, and by diversifying its products.

M-Power Industries focuses on tightening its ties with business associations, and on developing long term business relationships with importers, retailers and manufacturers.

M-Power Industries puts an emphasis on Research and Development to stay ahead of competition and to deliver the most suitable products for its customers.

Another factor of success for the Company will be the development of new formulations at the wet blend factory to be located in Malaysia.

Revenues and Losses

M-Power Industries had revenues of $6,543,249 during the nine-month period ending March 31, 2015 as compared to revenues of $17,637,225 during the nine-month period ending March 31, 2014. During the fiscal year ended June 30, 2014, M-Power Industries posted revenues of $23,071,325, as compared to revenues of $30,949,244 in the fiscal year ended June 30, 2013.

M-Power Industries had a net income during the nine-month period ending March 31, 2015 of $730,914 as compared to net income of $1,736,082 during the nine-month period ending March 31, 2014. During the fiscal year ended June 30, 2014, M-Power Industries posted net income of $1,127,482, as compared to net income of $5,447,026 in the fiscal year ended June 30, 2013.

The reduction of revenues resulted from the decrease of our exports to the Middle East region, which has continued to be affected by political instability. Further, international dairy prices have decreased due to increased global milk production, lower import demand, the Russian ban on imports of dairy products from several major producers, and a strengthening dollar. This drop has been particularly evident in the price of whole milk powder (WMP). Our sales in the Middle East after the Arab Spring period have not yet recovered as the international price drop in milk prices has led some buyers to shift demand to regular milk powders.

In addition to the reduction of our sales to the Middle East, we also experienced reduction of sales in China and Africa. China has been reducing imports due to accumulated stocks of similar goods in China. The reduction in Africa is mainly due to political turmoil.

The factors within the Middle East region affected by the Arab Spring are outlined below:

Based On Middle East Alone

	2013	2014
Sales Revenues	$8,590,540	$13,406,875
Cost of Sales	$6,307,194	$11,848,700
Gross Profit	$2,283,346	$1,558,175
Operation Cost	$613,343	$1,112,511
Net Profit Before Tax	$1,670,003	$445,664

The impact of this is reflected in the changes identified below, which do not include the entire impact.

	2013	2014
Postponement of delivery of goods to buyers	$457,000	$4,061,000
Extension Delay of Payments by Buyers	$0	$150,000
Reduction of orders by Buyers	$951,250	$1,665,500
Revision or reduction of prices	$300,000	$512,000
Cancellation of orders:	$720,000	$1,305,000
	$2,428,250	$7,693,500

We experienced postponement and cancellation of high margin sales to Middle East customers. Sales prices were greatly reduced in fiscal 2014 which resulted in lower gross profit compared to fiscal 2013.

The above factors led to a reduction of revenue. However, operating expenses (such as staff salaries, rentals, asset financing) are recurring expenses that are constant. In addition to the recurring expenses, the Company also paid professional fees related to its equity financing.

Equipment Financing

The Company has ongoing equipment financing arrangements for $282,570 as of March 31, 2015.

Pricing

The Company believes that it maintains competitive pricing for its products. As a commodity, prices of milk powders depend on the supply availability and whether the buyers are long or short in products. As for functional milk powders and value added milk powders such as enriched vitamin milk powders, prices are less subject to volatility; they do, however follow the same upward or downward trend.

When the dairy market is not volatile, the Company bases its pricing by adding a markup on the cost of the product. However, when the dairy market starts to be highly volatile, the Company follows the price of milk powders set by competitors, and when possible offers a more competitive price.

The Company can provide credit terms to its customers such as Letter of Credit (L/C) or Documents Against Acceptance (D/A) payable at 30 or 60 days from Bill of Lading’s date, which financing costs are incurred in the pricing to the buyers.

The Company’s export sales are always secured. If payment is not by Letter of credit, the Company will arrange cover of the buyer by Export Credit Insurance.

Potential Revenue

The Company expects to earn potential revenue from sales of its dairy based products, as it continues to commercialize its products.

Alternative Financial Planning

The Company has no alternative financial plans at the moment. If the Company is not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Company’s ability to expand its business plan or strategy over the next two years will be jeopardized.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Set forth in the following items are the Company’s Critical Accounting Policies:

Revenue recognition – According to ASC 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, the service is performed or delivery has occurred, the price is fixed or determinable, and collectability is probable.

The Company considers buyer’s confirmation to purchase as persuasive evidence of an arrangement to which both the Company and Buyer have agreed. Buyer’s confirmation includes buyer’s instructions of ingredient formula and the fixed price agreed by both buyer and the Company. Finished goods were produced based on buyer’s instruction. For overseas buyer, the Company will check buyer’s credit risk through export credit insurance and insure the product through export credit insurance.

The risk of the ownership is considered transferred when the finished goods leave Company’s warehouse or factory.

Buyer’s confirmation to purchase is irrevocable. For domestic customer, if the customer rejects the purchase order after the manufacturing process has begun, the Company invoices the customer for any manufacturing costs incurred and revenue is recognized. The Company will fully invoice and recognize as revenue for orders rejected after time of shipment, provided all other revenue recognition criteria are met. If the overseas customer rejects the order during the manufacturing process, the Company will claim the export credit insurance.

Sales returns – The Company has no return or warranty policy. However, we may, on a case-by-case basis, only accept returns which arise from a quality dispute when buyer can demonstrate and provide evidence to be examined and approved by the Company. The Company does not expect a quality dispute in the normal course of business since the manufacturing process is based on the instruction and formula provided by buyer.

Allowances for doubtful accounts – Accounts receivable are recorded at net realizable value or the amount we expect to collect on gross customer trade receivables. If we become aware of a customer’s inability to meet its financial obligations after a sale has occurred, we record an allowance to reduce the net receivable to the amount we reasonably believes we will be able to collect from the customer. We are not aware any of our domestic customers being unable to meet their financial obligations. For overseas customer, the sales are insured by export credit insurance whereby the Company is able to claim up to 90% of the amount invoiced.

Intangible assets – Intangible assets acquired separately are measured initially at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial acquisition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in statement of comprehensive income in the year in which the expenditure is incurred.

For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured (by a third party) based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

Reverse Merger Accounting – For accounting purposes, the stock-for-stock transaction, should be treated as a reverse acquisition and recapitalization of M-Power Food Industries Private Limited (accounting acquirer) because, prior to the transaction, Natural Resources Corporation (the “Company”) was a non-operating public shell and, subsequent to the transaction, 200,000,000 shares and interests of common stock of M-Power Industries (all of which were held by M-Power Investments) were exchanged for and converted into, 50,000,000 shares of common stock of the Company. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization in accordance with US GAAP. The historical financial statements will be presented in the consolidated financial statements of M-Power Food Industries Private Limited. The common stock and the corresponding capital amounts of the Company pre-merger will be retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

Business and Operating Procedures

The business model and operating procedures of the Company are summarized below.

The basic workflow of the Company is briefly summarized in the five-step process that is highlighted below:

-First, the Company receives orders and quarterly forecasts for its dairy products from its overseas customers (mainly food manufacturers) including, but not limited to, product type, quantities and shipment schedule.

-Second, the Company places orders with its suppliers for the required milk ingredients based on forecasts provided by customers

-Third, suppliers prepare orders and ship to Singapore.

-Fourth, the milk ingredients are received/imported into Singapore. They are processed and transformed into dairy products by the Company production plant in Singapore based on orders from customers

-Fifth, the Company dairy products in 25kg bags stuffed in containers are delivered/exported by sea to all the Company customers worldwide

The business model is based on 80% pre-sold basis and 20% on ad-hoc basis. Therefore, the favorable or unfavorable impact on net sales or revenues or income from continuing operations is dependent on the 20% adhoc orders. The impact is mainly from changes of raw material prices.

The Company’s export sales are payable either by letter of credit or by payment against documents guaranteed by Export Credit Insurance.

The Company’s import purchases are payable either by letter of credit or by payment against documents.

At June 30, 2013 the accounts receivable balance as well as the milk brand intangible assets of, $10,243,440 resulted from the sale of industrial service and production knowhow to a single customer; this receivable was assigned to the seller of milk brands during the year ended June 30, 2014.

Trade Receivables – We record trade receivables at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts, to reflect any anticipated loss and is charged to the provision for doubtful accounts, included in other operating expenses in the statements of operations. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. The Company recognized provision for doubtful debts of $0, $0 and $65,833 as of March 31, 2015, June 30, 2014 and June 30, 2013.

Concentration of Credit Risk – The Company has a diversified, international customer base. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to receivables is concentrated in the food industry sector. The Company’s major customer, a company incorporated in China, accounts for $3,750,000, $0 and $10,243,440 of the trade receivables carrying amount as of March 31, 2015, June 30, 2014 and June 30, 2013.

During the nine months periods ended March 31, 2015 and 2014 approximately 90% and 67% of the Company’s revenues were from three major customers, respectively, which constituted $5,677,085 and $11,871,418 of the Company’s revenues, respectively. $3,750,000 of the revenue is pursuant to a contract with one major customer, Roka Group Holdings Limited. As of March 31, 2015, the accounts receivable from Roka Group Holding Limited were $3,750,000. As of the years ended June 30, 2014 and June 30, 2013 approximately 66% and 67% of the Company’s revenues were from three major customers, which constituted $15,449,615 and $23,030,155 of the Company’s revenues. As of June 30, 2014 and June 30, 2013 the accounts receivables of these three customers were $399,490 and $11,389,373.

During the nine months period ended March 31, 2015 and 2014, approximately 97% and 81% of the Company’s purchases were from three and two major vendors, respectively, which constituted $2,900,378 and $11,114,429 of the Company’s purchases, respectively. As of March 31, 2015, the accounts payables for these three vendors were $1,567,986. As of the years ended June 30, 2014 and June 30, 2013 approximately 86% and 80% of the company’s purchases included in cost of sales were from three major vendors, which constituted $14,853,100 and $11,326,220 of the Company’s purchases included in cost of sales. As of the years ended June 30, 2014 and June 30, 2013, the amount owed to these three suppliers was $44,600 and $738,243.

Capital Resources

As of March 31, 2015, M-Power Industries had cash available of $360,886. Net cash provided by (used in) operating activities for the nine months ended March 31, 2015 of $903,181 were due to high trade receivables of $3,252,031 during such period. The Company expects that this will be regularized upon receipt of payments from the trade receivables.

The Company’s proposed business plans over the next two years will necessitate additional capital and financing. Accordingly, the Company plans to raise some outside funding in the next year, for the purposes of funding its business and plans.

There can be no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. Accordingly, given the Company’s limited cash on hand, the Company will be unable to implement its contemplated business plans and operations unless it obtains additional financing or otherwise is able to generate sufficient revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans. In order to increase capital, the Company intends to issue an additional 22,500,000 (and perhaps as much as 25,000,000) shares of common stock for sale in either a public offering or a private placement. Although the Company has no immediate plans to do so as of the date of this prospectus, such an offering is expected to be necessary in order for the company to create new products and expand its business as planned.

The Company anticipates a significant budget for sales and marketing activities as the Company expands and rolls out its products to broader market segments.

In terms of liquidity, the Company (as of March 31, 2015) has the following:

1.	Fully paid up capital of $2,589,676
2.	Cash at bank of $360,886
3.	Liquid asset other than cash of $5,768,598

Total amount: $8,719,160

In terms of liquidity, the Company (as of June 30, 2014) has the following:

1.	Fully paid up capital of $1,590,837
2.	Cash at bank of $126,648
3.	Liquid asset other than cash of $2,516,567
4.	Loan from Holding Company of $323,694

Total amount: $4,557,746

The Company generated negative cash flow from operations of $903,181 and $679,573 for the nine month period ended March 31, 2015 and 2014, respectively. The Company had generated positive cash flow from operation of $410,103 and $287,941 for the years ended June 30, 2014 and 2013, respectively.

To finance it working capital for sales and purchase operations, the Company had lines of credit of $4,576,199, $4,912,397 and $5,726,946 as of March 31, 2015, June 30, 2014 and June 30, 2013, respectively.

The Company’s commitment for capital expenditures is mainly for financing the imports of raw materials and the day-to-day business operations expenses. For capital expenditures the commitments are met based on the confirmed sales.

The Company assesses the known strength and uncertainties limited to the 20% of ad-hoc orders, except however, the force majeure such as wars within some of the company’s export market. The only impact in such a case would be the reduction of revenues and profits. The export payment terms are secured either by Letter of Credit or covered by credit insurance.

The Company has a mixed record of earning revenues, and the Company may experience losses in the near term. The Company needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved. In order to expand the Company’s business, the Company would likely require additional financing. As an early-stage company, management of the Company must continually develop and refine its strategies and goals in order to execute the business plan of the Company on a broad scale and expand the business.

One of the biggest challenges facing the Company will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations. Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model. The Company must keep its expenses and the costs of employees at a minimum in order to generate a profit from the revenues that it receives. Third, in order to expand, the Company will need to continue implementing effective sales, marketing and distribution strategies to reach the intended end customers. The Company has devised its initial sales, marketing and advertising strategies; however, the Company will need to continue refinement of these strategies and also skillfully implement these plans in order to achieve ongoing and long-term success in its business. Fourth, the Company must continuously identify, attract, solicit and manage employee talent, which requires the Company to consistently recruit, incent and monitor various employees

The Company’s perspective for the need of capital is for the preparation for the projected increase from FY 2015 to FY 2017. Singapore’s operation will recover slowly into FY 2015 from the slowdown experienced in 2013 and 2014 due to Arab Spring, which impacted the business in the Middle East.

We anticipate Singapore’s operations projection will pick up at 33% per annum for FY 2015 and FY 2016. The revenue growth will slow down to 25% per annum from FY 2017.

We expect FY 2017 will mark the year when the Malaysian operation starts and that revenue will grow at 10% per annum in FY 2018 and 15% per annum in the subsequent years.

Income Tax rate is assumed to be 17% from FY 2017 based on a weighted average tax rate for both Singapore and Malaysia operations.

The Company will enter into a machine and factory loan of $20.82 million at an interest rate of 6.5 per annum to fund its expansion plan in Malaysia. The Company is in the process of evaluating the loan offer and negotiating the terms of the loan. The Company expects the loan will take place in 2016. The Company anticipates that the total cost of the expansion in Malaysia will be approximately $30 million.

Discussion of Nine Months ended March 31, 2015 for M-Power Industries

The Company generated revenues of $6,543,249 during the nine months ended March 31, 2015, as compared to revenues of $17,637,225 for the nine months ended March 31, 2014.

The Company had an operating income and net income during the nine months ended March 31, 2015 of $848,262 and $730,914, respectively, as compared to an operating income and net income of $2,372,239 and $1,736,082, respectively for the nine months ended March 31, 2014.

For the nine months ended March 31, 2015, the Company used $903,181 of cash in its operations, as compared to using cash of $679,573 for the nine months ended March 31, 2014.

The Company did not incur any capital expenditures during the nine months ended March 31, 2015 and used $17,328 for the nine months ended March 31, 2014.

Discussion of Fiscal Year ended June 30, 2014 for M-Power Industries

The Company generated revenues of $23,071,325 during the fiscal year ended June 30, 2014, as compared to revenues of $30,949,244 during the fiscal year ended June 30, 2013.

During the fiscal year ended June 30, 2014, the Company posted operating income and net income, respectively, of $1,216,480 and $1,127,482, as compared to operating income and net income of $6,378,881 and $5,447,026, respectively during the fiscal year ended June 30, 2013.

For the fiscal year ended June 30, 2014, the Company generated $410,103 of cash in its operations, as compared to generating cash in its operations of $287,941 in the fiscal year ended June 30, 2013.

The Company incurred capital expenditures of $17,328 during the fiscal year ended June 30, 2014. The Company did not incur any capital expenditures during the twelve months ended June 30, 2013.

Cash Flows from Operating Activities

Net cash used in operating activities was $903,181 for the nine months ended March 31, 2015 as compared to $679,573 for the nine months ended March 31, 2014. The increase of cash used for operations is mainly due to decreased net income, more increase of accounts receivable, offset by increased depreciation and less purchase of inventories. The amortization expense resulted from the procurement of milk brands which was amortized throughout its useful life of 7 years. As the milk brands were acquired on June 30, 2014, there is no corresponding amortization expenses in the nine months period ended March 31, 2014. The decrease in cash out flow for inventories was the result of the Company’s being in the process of fulfilling the orders received during Dubai Trade Show. We fulfilled these orders through March 2015 and the latest delivery was in April. Therefore, there were no additional inventories purchased during the nine months period ended March 31, 2015 unlike the nine months period ended March 31, 2014. As it will take time for our new customers to consider our products and provide us a second order, there have not yet been further orders from these new accounts. The reduction in sales was mainly due to the result of our majority sales having been from the Middle East region. The sales to the Middle East region remain sluggish since the Arab Spring turmoil. The other factor in reduction in sales is the decrease in pricing in dairy products since late 2014. As such, the Company seeks diversifications into other regions such as China. The $231,859 cash inflow from related parties was the result of financing from M-Power Development Ptd. Ltd. and M-Power Investment Pte. Ltd. to provide liquidity and working capital for the operations in the nine months period ended March 31, 2015. The $275,736 cash outflow was the result of the Company paying its income tax payable for the tax year ended June 30, 2014 which is purely the result of the timing difference.

Cash Flows from Investing Activities

There is no cash outflow from our investing activities for the nine months period ended March 31, 2015 compared to $17,328 cash outflow for additional property, plant and equipment in the nine months period ended March 31, 2014.

Cash Flows from financing Activities

Our net cash outflow from financing activities was the aggregate result of the following: $1,000,000 capital contribution from M-Power Investment Pte. Ltd. to provide additional funding in working capital, $4,548,135 proceeds from refinancing our term loan with a new bank, and repayments of $4,331,505 to term loan from previous bank.

Working Capital

We had a deficit in working capital of $161,355 as of March 31, 2015 compared to deficit in working capital of $3,453,658 and asset of $6,200,274 as of June 30, 2014 and 2013. The significant improvement in working capital deficit was solely due to the increase in accounts receivable as of March 31, 2015. The increase in accounts receivable is mainly due to the receivable for sales of technical training services in the three months period ended March 31, 2015 while there were no sales of services in the three month period ended March 31, 2014. The receivable is expected to be repaid in installments commencing July 2015. The material portion of the current liabilities consist of a trust receipt which is expected to be repaid in 90 days. The trust receipt balance remains relatively stable. The $989,489 increase in trade payable is the result of the Company taking advantage of the credit term provided by our supplier; it which is expected to be repaid in the fourth financial quarter of fiscal 2015.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its officers:

Name	Age	Position	Year Commenced

Elsa Holzgraf Esculier	39	President and CEO, Secretary, Treasurer and Director Regional Sales Director, M-Power Food	2014

Perry Esculier	57	CEO, M-Power Food	2014

Sam Paul Dang	41	COO and Director, M-Power Food	2014

Seet Yiew Kwong Kenneth	50	General Manager, M-Power Food	2014

Ms. Elsa Esculier has assumed her duties as CEO for the Company and will be maintaining her position of Regional Sales Director of M-Power Industries while the company hires additional sales and marketing staff in order to be trained in the Company’s products and sales & marketing strategy. While setting up a reinforced sales and marketing team, Ms. Esculier estimates that she should be able to share half of her time between the Company and M-Power Food Industries during the first year, and, thereafter she will be able to devote her full-time attention to the Company.

Elsa Holzgraf Esculier

Ms. Elsa Holzgraf Esculier is the sole director and officer of the Company. She is also serving as the Regional Sales Director of M-Power Food Industries Pte Ltd. She has held this position since 2012. Previously, from 2009 to 2011, she was a Marketing Director of the company. Prior to that, she was a Country Manager in Vietnam for the entity. She holds a Master in Marketing and Entrepreneurship degree from ESA3 in Paris, France.

A chronological summary appears below:

2014: Appointed Sole director and Executive officer of NRC

Ms. Esculier being Mr. Perry Esculier's daughter and having worked for the Company for more than 10 years, the Company believes that her appointment as Sole director and CEO of NRC will ensure the continuity of the Company's vision and development.

Ms. Esculier possesses a good knowledge of the various food industry profiles. She has established business cooperation with customers in Asia, the Middle East, Africa, and the Caribbean; she also developed trustful and strong cooperation with suppliers from Canada, USA, Europe, and Oceania.

Ms. Esculier's main attributes are trust, flexibility, vision and adaptability. Her interest in people's well-being and health gives the impulse to develop the Company with social responsibility and sustainability. She is passionate about cultures around the globe and is keen on exploring new ventures.

2012-to present: Regional Sales Director of M-Power Food Industries

Throughout the years, Ms. Esculier gained solid leadership experience.  In 2012, Ms. Esculier was offered the position of Regional Sales Director of M-Power Food Industries to handle customers from the Middle East, Africa, China, and South East Asia, while she still maintains contacts with her network of suppliers.

2009-2011: Marketing Director of M-Power Food Industries

Ms. Esculier gained international trade experience in the field, and then joined the management team in 2009 once appointed marketing director of M-Power Food Industries. Her qualifications in marketing obtained with her Master in marketing and Entrepreneurship in 2000 enabled Ms. Esculier to participate in the Company's decisions to build a strategic focus on the development of new markets and on functional dairy based ingredients.

2002-2009: Country Manager (Vietnam)

Ms. Esculier’s eagerness to understand the culture of South East Asia and her adaptability lead to her appointment as Chief Representative Office of the company in Vietnam during which time, her responsibilities comprised staff and office management, sales negotiations and import planning of the Company's feed and food products to Vietnam, sourcing and export of agricultural products from Vietnam.

Perry Esculier

Mr. Perry Esculier is the founder and main shareholder of the M-Power Food Industries, as well as the Managing Director and CEO of the entity. Mr. Esculier was educated in France, and after a successful career in the field of electronics in that country, he migrated to Asia. He began his business in 1989 in Vietnam by trading in agricultural commodities and telecommunication equipment. He was then the exclusive distributor for a number of international leading manufacturers in this field, such as Alcatel Alsthom from France (now Alcatel Lucent) and NEC from Japan. In the mid 90’s, he became very involved in infrastructure project investments and set up M-Power Development Pte Ltd in Singapore for this purpose. The company kept trading in food commodities and quickly focused on dairy ingredients leading to the set-up of M-Power Food Industries Pte Ltd in 2001. Mr. Esculier has vast experience in international trade, project financing and corporate financing and has also developed extensive expertise in the formulation of milk based ingredients.

Mr. Esculier's main attributes are his vast experience in team management, international trade, project financing, and corporate financing. Mr. Esculier is a team leader with a remarkable analytic ability and a global vision of the medium and long term development of the markets. His network of customers and suppliers extends in all parts of the world.

A chronological summary appears below:

2001 to present: Founder, main shareholder, Managing Director and CEO of M-Power Food Industries.

Mr. Perry Esculier established M-Power Food Industries Pte Ltd. in Singapore in 2001 in order to serve the growing dairy demand. Demand in dynamic markets such as the Middle East and China encouraged the building up of the company's own formulation and blending facilities.

1989- 2001: Trading of agricultural commodities and telecommunications equipment and infrastructure projects investments

Mr. Esculier exported large volumes of agricultural products from Vietnam to South East Asia, Africa, and successfully established barter trade agreements between Vietnam and other importing countries in Africa, Americas, and South East Asia. His contribution to Vietnam exports gave him the support from business and bank groups from France and Vietnam.

He was then the exclusive distributor for a number of international leading manufacturers in this field, such as Alcatel Alsthom from France (now Alcatel Lucent) and NEC from Japan. Mr. Esculier's strong network and support from investment partners encouraged him to develop infrastructure projects investments throughout South East Asia.

While developing long term investment projects, the growing demand in food ingredients and especially of dairy products drew Mr. Perry Esculier's attention. He established and expanded a network of partners’ across the Americas, Europe, Africa, the Middle East, the Indian continent, and Asia.

Sam Paul Dang

Mr. Sam Paul Dang is the COO of M-Power Food Industries. In his role, he oversees corporate financing and purchasing, sales, marketing, product development and company strategy. Mr. Sam Paul Dang has been with the Company from its set up and worked with Mr. Esculier before then. Mr. Dang has more than 20 years’ experience in international trade and holds a Bachelor of Arts from France in international trade. Mr. Dang received his Bachelor of Technology in International Trade at Gérard de Nerval University in 1993. During the past five years, Mr. Dang has been acting as a Vice Managing Director for the Company involved in the management of the Company. Earlier, he successively occupied the positions of Director of sales and Director of procurement.

A chronological summary appears below:

Mr. Dang earns his Bachelor of Technology in International Trade from Gerard de Nerval University in France in 1993. He moved to South East Asia in 1994.

He was a sales manager in the field of telecommunications equipment and agro commodities for 2 years in Vietnam, during which he achieved a remarkable sales record both in private and public sectors. He then became regional sales manager in the same field for another period of 2 years covering Vietnam, Myanmar and Laos.

From 1999 to 2001, he was involved in management of large infrastructure projects in Vietnam in the private sector. The projects consisted in the development and investment of potable water supply projects under Build, Operate and Transfer investment form in the cities of Hanoi and Ho Chi Minh.

In 2001, Mr. Dang was an integral part in the setup of M-Power Food Industries Pte Ltd, and he has been with the company up to date.

He successively occupied the positions of head of Procurement and head of Sales and has been Vice Director of the Company since 2007.

Mr. Dang has extensive experience acquired for the past 20 years in:

▪	International sales and purchase management, coordinating between marketing, sales, purchasing and freight forwarding departments for maximum efficiency;
▪	Project development and management; coordinating between legal, financial, technical and commercial aspects of project development and investment;
▪	Expertise in providing hands-on leadership and direction to senior management;

Seet Yiew Kwong Kenneth

Mr. Seet Yiew Kwong Kenneth is the General Manager of M-Power Food Industries Pte Ltd. He provides general management and is widely involved in all aspects of the company, including formulation, production, quality control and logistics. He possesses a Certificate in Custom Relations/Public Relations, Certificate in Purchasing Management, an Advanced Diploma in Food Science & Technology and a Diploma in Chemical Process Technology.

A chronological summary appears below:

Mr. Seet ended his educations back in 1985; he earned a Diploma in Food Chemical Process Technology, and Advanced Diploma in Food Science & Technology with a Major in Microbiology, a Certificate of Purchasing Management and a Certificate in Public Relations.

From 1986 to 1988, he worked as a chemist in a food spices company. From 1988 to 1992, he remained in the field of chemicals and was in charge of setting up and running the quality control department for a Japanese Chemical manufacturer.

From 1992 to 1996, Mr. Seet had an opportunity to change fields and was head of procurement/purchasing for a large European electronic manufacturer. He then moved into Sales and occupied the position of Sales Manager for a Singapore company specialized in packaging materials manufacturing.

From 1998 to 2003, Mr. Seet tried to setup his own business in the field of packaging. The enterprise was ultimately not competitive enough and ended. He then took on a job as Business Development Manager from 2003 to 2008 in a French company located in Singapore and specialized in essential oils. After the company relocated to Taiwan, Mr. Seet became Operations Manager for a fitness club chain in Singapore for two years and joined M-Power Food Industries Pte Ltd. in 2010 as General Manager.

Due to his strong background in food chemical process technology and microbiology, Mr. Seet is very involved in the formulation of the company’s products and the research and development department. He also manages the production planning, logistic and shipping operations.

Over the past four years, Mr. Seet has quickly become a valuable member of the company management. He has successfully managed the procedures of ISO 22000, HACCP and Halal certifications for the company and has been able to undertake all tasks assigned to him with strong adaptability and dedication. He is a very resourceful individual with leadership and team building abilities, drive and initiative.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

Legal Proceedings

The Company is currently not a party to any pending legal proceedings and no such actions by, or to the best of its knowledge, against the Company have been threatened at present.

Neither the Company, nor its directors, officers, nor management are, or during the past ten (10) years have been, subject to any material legal proceedings.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Description of Compensation Table

				Aggregate				All	Annual
		Annual	Annual	Accrued			Comp-	Other	Comp-
		Earned	Payments	Salary	Since	Stock and	-ensation	Comp-	Ensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	ensation	Total

Perry Esculier (1)	2014	$0	$0	$0	$0	$0	$0	$15,924	$15,924
CEO and Director	2013	$0	$0	$0	$0	$0	$0	$16,372	$16,372

Sam Paul Dang	2014	$158,165	$158,165	$0	$0	$0	$0	$0	$158,165
COO and Director	2013	$64,265	$64,265	$0	$0	$0	$0	$0	$64,265

Seet Y.K. Kenneth	2014	$48,472	$48,472	$0	$4,035	$0	$0	$0	$52,508
General Manager	2013	$40,522	$40,522	$0	$3,310	$0	$0	$0	$43,832

Elsa Esculier	2014	$25,748	$25,748	$0	$0	$0	$0	$0	$25,748
Regional Sales Director	2013	$24,216	$24,216	$0	$0	$0	$0	$0	$24,216

(1) Mr. Perry Esculier received director’s fees paid in cash for the years 2013 and 2012 of $16,372 and $15,879, respectively.

The compensation shown above is presented for the calendar/fiscal year 2014 and 2013, respectively, and represents salaries and compensation payable to the officers noted above in connection with their services for M-Power Food Industries.

Mr. Sam Paul Dang has been an employee of M-Power Food Industries since April 2003. He initially served as Assistant Managing Director and has since been promoted to Chief Operating Officer. Both years of compensation set forth in the executive compensation table pertain to his role as Chief Operating Officer.

Mr. Seet Y.K. Kenneth has been an employee of M-Power Food Industries since November 2010. He initially served as the Commodity Manger and has since been promoted to General Manager. The years of compensation set forth in the executive compensation table pertain to his role as General Manager. Mr. Kenneth received a performance bonus in 2013 for his outstanding contributions to M-Power Food Industries.

Ms. Elsa Esculier has been an employee of M-Power Food Industries since June 2004. She initially served as Marketing Manager and has since been promoted to Regional Sales Manager. The years of compensation set forth in the executive compensation table pertain to her role as Regional Sales Director. In February 2014, Ms. Esculier was appointed as the CEO for the Company (Natural Resources Corporation), with the Company and Ms. Esculier agreeing that the detailed terms and conditions of her employment would be finalized following the effectiveness of this registration statement on Form S-1.

Each of the officers has received certain shares of common stock in the Company in connection with the change of control of the Company and/or the Acquisition. Accordingly, the Company has not recorded any compensation expense in respect of any shares issued to the officers as such shares do not represent compensation that was paid to any officer.

There are no current plans to pay or distribute any cash or non-cash bonus compensation to officers of the Company, until such time as the Company is profitable, experiences positive cash flow or obtains additional financing. However, the Board of Directors may allocate salaries and benefits to the officers in its sole discretion. No officer is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Company or from a change in control of the company or a change in his or her responsibilities following a change in control. The members of the Board of Directors may receive, if the Board so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the Board, although no such program has been adopted to date. The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are realized or raised by the Company (see “Anticipated Officer and Director Remuneration” below.)

Employment Agreements

The Company enters into and maintains customary employment agreements with each of its officers and employees. Aside from the Officers listed above, the Company has entered into full-time employment agreements with each of the following employees.

On February 15, 2014, the Company appointed Elsa Esculier as its Chief Executive Officer. Terms of the employment agreement are yet to be finalized.

Willie Wee, a Shipping Senior Officer, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Mr. Wee is currently entitled to a base salary of $28,932 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Ronny Tan Toh Geok Lan, a Production Manager, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Mr. Tan is currently entitled to a base salary of $53,042 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Loganathan Dhanasekaran, an Assistant Manager, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Mr. Dhanasekaran is currently entitled to a base salary of $21,699 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Noor Abdul Rahim, a Logistics Supervisor, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Mr. Rahim is currently entitled to a base salary of $18,806 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Jenny Chien, a Finance Manager, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Ms. Chien is currently entitled to a base salary of $38,576 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Jasmine Lim, an Administrative Executive, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Ms. Lim is currently entitled to a base salary of $20,252 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Lee Ah Chai, a Production Executive, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Lee Ah Chai is currently entitled to a base salary of $18,082 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443) , plus eligibility for performance bonuses and other perquisites.

Siti Aminah Bte Azman, a Logistics Executive, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Siti Aminah Bte Azman is currently entitled to a base salary of $17,359 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Tey Kim Charng, an Accounting Executive, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Tey Kim Charng is currently entitled to a base salary of $20,252 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Peter Holzgraf Esculier, a Graphic Designer, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Mr. Esculier is currently entitled to a base salary of $9,644 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Nguyen Thi Phuong Lan, an Administrative Executive, has an employment agreement with M-Power Industries. Pursuant to this agreement and further revisions, Nguyen Thi Phuong Lan is currently entitled to a base salary of $3,571 (using an exchange rate from Singapore Dollars to U.S. Dollars of 1.2443), plus eligibility for performance bonuses and other perquisites.

Anticipated Officer and Director Remuneration

The Company pays reduced levels of compensation to its director at present. The Company intends to pay regular, competitive annual salaries to all its officers and directors and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches greater profitability, experiences larger and more sustained positive cash flow and/or obtains additional funding. At such time, the Company anticipates offering additional cash and non-cash compensation to officers and directors. In addition, the Company anticipates that its officers and directors will be provided with additional fringe benefits and perquisites at subsidized rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion. In addition, the Company may plan to offer 401(k) matching funds as a retirement benefit at a later time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this registration statement regarding the beneficial ownership of the Company’s common stock by each of the Company’s executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

		Number of Shares of		Percent of
Name	Position	Common Stock		Class (1)

Elsa Esculier	Company President and Director	2,000,000	(2)	3.92

Perry Esculier	CEO of M-Power Food	23,500,000	(3)	46.08

Sam Paul Dang	COO of M-Power Food	3,000,000	(4)	5.88

Lum Yoke Wah	5% shareholder	22,500,000	(5)	44.12

Total owned by officers and directors		51,000,000		99.80

* Less than 1%

(1) Based upon 51,700,000 shares outstanding as of the date of this prospectus.

(2) Based on 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Ms. Esculier is the owner of 4% of the outstanding shares of M-Power Investments Pte Limited.

(3) Based on 1,000,000 shares directly owned by Perry Esculier and on 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Mr. Esculier is the owner of 45% of the outstanding shares of M-Power Investments Pte Limited.

(4) Based on 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Mr. Dang is the owner of 6% of the outstanding shares of M-Power Investments Pte Limited.

(5) Based on 50,000,000 shares held by M-Power Investments Pte Limited, a Singapore entity, which were issued in the Acquisition. Ms. Lum is the owner of 45% of the outstanding shares of M-Power Investments Pte Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm which acted previously as counsel to the Company, is the sole owner and director of Tiber Creek Corporation which owns 50,000 shares of the Company's common stock. Tiber Creek is entitled to receive consulting fees of $100,000 from the Company and also holds shares of common stock in the Company. Tiber Creek and its affiliate, MB Americus LLC, a California limited liability company, each currently hold 50,000 shares in the Company.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Company. As the organizers and developers of Plum Run, Mr. Cassidy and Mr. McKillop were involved with the Company prior to the Acquisition. In particular, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the charter corporate documents and preparation of the registration statement for the Company.

Mr. Perry Esculier is the legal and beneficial owner of 450 (representing 45%) of the 1,000 shares in M-Power Investments Pte Limited and in turn, was the legal and beneficial owner of 90,000,000 (representing 45%) of the shares in M-Power Food Industries Private Limited prior to the Acquisition. M-Power Investments Pte Limited now owns 50,000,000 shares in the Company. Mr. Esculier also acquired 1,000,000 shares of the Company’s common stock in connection with the change of control transaction of the Company in March, 2014 prior to the acquisition.

Sam Paul Dang is the legal and beneficial owner of 60 (representing 6%) of the 1,000 shares in M-Power Investments Pte Limited and in turn, was the legal and beneficial owner of 12,000,000 (representing 6%) of the Shares in M-Power Food Industries Private Limited prior to the Acquisition. M-Power Investments Pte Limited now owns 50,000,000 shares in the Company.

Elsa Esculier is the legal and beneficial owner of 40 (representing 4%) of the 1,000 shares in the M-Power Investments Pte Limited and in turn, was the legal and beneficial owner of 8,000,000 (representing 4%) of the Shares in M-Power Food Industries Private Limited prior to the Acquisition. M-Power Investments Pte Limited now owns 50,000,000 shares in the Company.

Ms. Elsa Holzgraf Esculier is the daughter of Mr. Perry Holzgraf Esculier.

Mr. Perry Holzgraf Esculier is a director and/or shareholder of several other companies related to the Company:

-M-Power Investments Pte Ltd, based in Singapore

-M-Power Development Pte Ltd, based in Singapore

-M-Power Investments Limited, based in the British Virgin Islands

-MPA Utilities Pte Ltd, based in Singapore

-M-Power (HK) Limited, based in Hong Kong

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 2,500,000 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $4.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC QB (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Shares Owned Before Offering (1)		Number of	Shares Owned After Offering (2)
Name	Number	Percentage	Shares Offered	Number	Percentage
M-Power Investments Pte Ltd	50,000,000	97%	1,800,000	48,200,000	93%
Perry Esculier CEO of M-Power Industries	1,000,000	1.9%	0	1,000,000
The Tiber Corporation	50,000	*	50,000	0	1.9%
MB Americus LLC	50,000	*	50,000	0	*
Beh Lee Keong	10,000	*	10,000	0	*
Chai Soo Foon	10,000	*	10,000	0	*
Chen Kaixin	10,000	*	10,000	0	*
Cheng Yoke Sing	10,000	*	10,000	0	*
Chia Mui Cheng, Janie	10,000	*	10,000	0	*
Chien Sook Han, Jenny	10,000	*	10,000	0	*
Chua Seng Kiat	160,000	*	160,000	0	*
Dang Paul Sam	10,000	*	10,000	0	*
Eaw Kok Hin	10,000	*	10,000	0	*
Esculier Elsa Holzgraf	10,000	*	10,000	0	*
Esculier Eric Holzgraf	10,000	*	10,000	0	*
Esculier Peter Holzgraf	10,000	*	10,000	0	*
Fancy Ho	10,000	*	10,000	0	*
Fong Kwok Shiung	10,000	*	10,000	0	*
Goh Swee Khiang	10,000	*	10,000	0	*
Julianti Ng	10,000	*	10,000	0	*
Khoo Kim Piow, Andrew	10,000	*	10,000	0	*
Lai Yap	10,000	*	10,000	0	*
Lau Chia Ming, Justin	10,000	*	10,000	0	*
Lee Ah Chai	10,000	*	10,000	0	*
Lee Annie	10,000	*	10,000	0	*
Lee Kon How	10,000	*	10,000	0	*
Lim Cheah Cheng	10,000	*	10,000	0	*
Lim Da Chin	10,000	*	10,000	0	*
Loganathan Dhanasekaran	10,000	*	10,000	0	*
Lum Yoke Wah	10,000	*	10,000	0	*
Mak Lee Ling	10,000	*	10,000	0	*
Ooi bee Choo, Jenny	10,000	*	10,000	0	*
Ng Sin Hock, Donovan	10,000	*	10,000	0	*
Norlizuana Binte Abdul Rahim	10,000	*	10,000	0	*
Pok Chgan Heng	10,000	*	10,000	0	*
Seet Lye Ping	10,000	*	10,000	0	*
Seet Lye Ying	10,000	*	10,000	0	*
Seet Yiew Chong	10,000	*	10,000	0	*
Seet Yiew Kwong	10,000	*	10,000	0	*
Sim Chng Yong	10,000	*	10,000	0	*
Siti Aminah Binte Azman	10,000	*	10,000	0	*
Takenaka Atsuko	10,000	*	10,000	0	*
Tan Hwee Kheng	10,000	*	10,000	0	*
Tan Kim Chaun Matthew	10,000	*	10,000	0	*
Tan Sin Cheng	10,000	*	10,000	0	*
Toh Geok Lan	10,000	*	10,000	0	*
Wee Tiong Chuan	10,000	*	10,000	0	*
Yeo Toon Howe	10,000	*	10,000	0	*
Zhao Liping	10,000	*	10,000	0	*

* Less than 1%

(1) Based upon 51,700,000 shares outstanding as of the date of this prospectus.

(2) Assumes sale of all 2,500,000 Shares offered, and 51,700,000 shares outstanding following the offering.

(3) M-Power Investments Pte Ltd., a company incorporated in Signapore. Managing members and principals of the entity include Mr. Mr. Perry Esculier, Ms. Lum Yoke Wah, Ms. Elsa Esculier and Mr. Sam Paul Dang. These individuals are the sole shareholders of M-Power Investments, and may be deemed the beneficial owners of the shares held by such entity.

(4) Tiber Creek Corporation, a Delaware corporation, provided certain services to the Company as discussed herein. James Cassidy is the president and sole shareholder of Tiber Creek Corporation.

(5) MB Americus, LLC, is a California limited liability company. James McKillop also works with Tiber Creek Corporation from time to time. Mr. McKillop is an officer and the sole shareholder of MB Americus, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 51,700,000 shares of common stock outstanding of which 51,000,000 shares are owned by officers and directors of the Company.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities. However, at present, due to the Company’s previous status as a shell company, shareholders cannot currently rely upon Rule 144 for resales of the Company’s securities (pursuant to Rule 144(i)).

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities. Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities. If a purchaser of securities is unable to rely upon Rule 144 to sell securities (due to Rule 144(i)), then the securities must be registered or another exemption from registration must be found in order for the distribution of securities to be made. In the event that the securities are not registered or another exemption is not found, a purchaser of securities cannot sell or transfer the shares of common stock in the Company since the Company does not meet the requirements of Rule 144(i)(2).

Pursuant to Rule 144(i), reliance upon Rule 144 is typically available for the resale of restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company (or an issuer that has been at any time previously a reporting or non-reporting shell company) only if the following conditions are met:

•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

•	The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California (“Cassidy & Associates”), has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company. A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 50,000 shares of common stock of the Company owned by Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, previously counsel for the Company, which has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of such securities, had, or is to receive in connection with the offering, a substantial interest in the Company and was connected with the Company through Plum Run Acquisition. James Cassidy, a partner of Cassidy & Associates, was a director and officer of Plum Run Acquisition prior to its change of control and subsequent business combination with M-Power Food industries. Dentons US LLP has acted as counsel to the Company regarding legal matters with respect to this registration statements.

EXPERTS

Anton & Chia, LLP, an independent registered public accounting firm, has audited the balance sheets of M-Power Food Industries Private Limited as of June 30, 2014 and June 30, 2013, respectively, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the fiscal years ended June 30, 2014 and June 30, 2013, respectively. The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of February 12, 2015, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders or others by reason of a breach of the director’s fiduciary duty or otherwise, except under certain limited circumstances.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act. However, the indemnification provided in the certificate of incorporation is broad and should be considered to be of a broad scope and wide extent.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

FINANCIAL STATEMENTS

NATURAL RESOURCES CORPORATION

Consolidated Financial Statements

As of March 31, 2015 and for the Nine Months Ended March 31, 2015, and 2014

M-Power

M-POWER FOOD INDUSTRIES PTE. LTD.

Financial Statements

As of June 30, 2014 and June 30, 2013 and for the Years Ended June 30, 2014 and June 30, 2013

NATURAL RESOURCES CORPORATION

As of March 31, 2015 and June 30, 2014 and for the nine Months Ended March 31, 2015, and 2014,

NATURAL RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2015	2014
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash	$360,886	$126,648
Trade receivable, net	5,768,598	2,516,567
Inventory	750,384	628,746
Total current assets	6,879,868	3,271,961

Other assets
Deposits	67,354	68,210
Prepaid assets	5,093	25,431
Other receivables	600,000	367,285
Due from related parties	4,223	-
Total other assets	676,670	460,926
Property, plant and equipment, net	1,624,560	1,750,386
Intangible assets	9,179,610	10,281,168
Total assets	$18,360,708	$15,764,441

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdraft	$-	$28,749
Current portion of debt	4,576,199	4,912,397
Trade payable	1,796,506	807,017
Accrued expenses	38,017	40,296
Due to related parties	360,612	323,694
Due to directors	88,955	-
Deposits payable	75,292	184,704
Current portion of capital lease obligations	21,080	68,463
Provision for income taxes	84,562	360,298
Total current liabilities	7,041,223	6,725,618

Non- current liabilities

Debt, net of current portion	2,268,384	1,715,556
Capital lease obligations, net of current portion	5,572	8,760
Deferred income taxes liabilities	114,861	114,861
Total non- current liabilities	2,388,817	1,839,177
Total liabilities	9,430,040	8,564,795

Stockholders' equity
Common stock, par value $0.0001;100,000,000 shares authorized, 51,100,000, and 50,000,000 shares issued and outstanding as of March 31, 2015 and June 30, 2014 (1)	5,110	5,000
Additional paid-in capital (1)	2,584,566	1,585,837
Retained earnings	6,392,889	5,661,976
Accumulated other comprehensive loss	(51,897)	(53,167)

Total stockholders' equity	8,930,668	7,199,646

Total liabilities and stockholders' equity	$18,360,708	$15,764,441

The accompanying notes are an integral part of these consolidated financial statements

(1) The capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction in determining the basic and diluted weighted average shares. Effective April 16, 2015, the Company issued an additional 600,000 shares (See Note 13 - “Subsequent Events”)

NATURAL RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

Revenue
Sales of goods	$703,039	$6,560,111	$3,513,819	$17,637,225
Sales of services	3,750,000	-	3,750,000	-
Sales returns	-	-	(720,570)	-
Total revenues	4,453,039	6,560,111	6,543,249	17,637,225

Cost of revenues
Cost of sales	1,163,501	3,589,612	3,181,561	14,323,776
Cost of services	323,774	-	323,774	-
Total cost of revenues	1,487,275	3,589,612	3,505,335	14,323,776

Gross profit	2,965,764	2,970,499	3,037,914	3,313,449

Operating expenses
General and administrative	755,093	285,413	2,189,652	941,210

Total operating expenses	755,093	285,413	2,189,652	941,210

Operating income	2,210,671	2,685,086	848,262	2,372,239

Other income (expenses)
Finance costs	(102,619)	(104,084)	(249,497)	(332,708)
Gain on foreign currency exchange	124,397	58,042	105,514	44,966
Other income	8,480	(14,789)	26,635	22,388
Total other income (expenses)	30,258	(60,831)	(117,348)	(265,354)

Income before income taxes	2,240,929	2,624,255	730,914	2,106,885

Provision for income taxes	-	370,803	-	370,803

Net income	$2,240,929	$2,253,452	$730,914	$1,736,082

Net loss per share of common stock:
Basic & diluted	$0.04	$0.05	$0.01	$0.03

Weighted average number of shares outstanding -
Basic & diluted	51,100,000	50,000,000	50,930,769	50,000,000

The accompanying notes are an integral part of these consolidated financial statements

NATURAL RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine	For the Nine
	Months Ended	Months Ended
	March 31,	March 31,
	2015	2014

Operating Activities:

Net income	$730,914	$1,736,082
Adjustments to reconcile net income to net cash used by
operating activities:
Depreciation and amortization	1,227,384	142,070
Deferred income taxes	-	13,392
Changes in operating assets and liabilities:	-	-
Trade receivable	(3,252,031)	(1,753,597)
Prepaid assets	20,338	35,621
Inventory	(121,638)	(934,623)
Due from related parties	(231,859)	-
Due from directors	(4,223)	-
Deposits and other current assets	-	(6,523)
Trade payable and accrued expenses	987,210	622,005
Due to related parties	36,918	(247,288)
Due to directors	88,955	-
Deposits payable	(109,413)	(286,712)
Taxes payable	(275,736)	-
Net cash used in operating activities	(903,181)	(679,573)

Investing Activities:
Purchase of property, plant and equipment	-	(17,328)
Net cash used in investing activities	-	(17,328)

Financing Activities:
Proceeds from paid-in capital	1,000,000	-
Common shares issued during merger	(1,161)
Repayment for cash advance from bank	(28,749)	-
Proceeds from debt	4,548,135	13,329,884
Repayment on debt	(4,331,505)	(13,281,146)
Payments on capital lease	(50,571)	(85,811)
Net cash provided by (used in) financing activities	1,136,149	(37,073)

Effects of exchange rate changes on cash	1,270	120,666

NET INCREASE (DECREASE) IN CASH	234,238	(613,308)

Cash at beginning of period	126,648	886,808
Cash at end of period	$360,886	$273,500

Supplemental disclosure of cash flow information:
Cash paid for interest	$278,833	$482,414
Cash paid for taxes	$275,736	$103,293

The accompanying notes are an integral part of these consolidated financial statements

NATURAL RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014

Net income	$2,240,929	$2,253,452	$730,914	$1,736,082

Other comprehensive income (loss)
Foreign currency translation adjustment	(2,504)	120,666	1,270	120,666

Comprehensive income	$2,238,425	$2,374,118	$732,184	$1,856,748

The accompanying notes are an integral part of these consolidated financial statements

NATURAL RESOURCES CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of business and summary of significant accounting policies

Description of business

Natural Resources Corporation, a Delaware corporation (the “Company”), was incorporated in the State of Delaware in July 2013, and was formerly known as Plum Run Acquisition Corporation (“Plum Run” or “Plum Run Acquisition”).

In March 2014, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares from existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the Company changed its name from Plum Run Acquisition Corporation to Natural Resources Corporation.

On August 12, 2014, the Company acquired, M-Power Food Industries Private Limited, a company incorporated in Singapore (“M-Power Food”), in a stock-for-stock transaction (the “Acquisition”). The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities. M-Power Food is a rapidly growing producer and wholesale distributer of dairy based ingredients and milk powder products to global food and beverage manufacturers. Hereafter, Natural Resources Corporation and its wholly owned operating subsidiary, M-Power Food Industries Private Limited, will be referred to as “the Company”.

On March 23, 2015, the “Company”, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Romulus Corp., a Nevada corporation (“Romulus Parent”), Romulus Merger Corp., a Delaware corporation (“Romulus Sub”), and Eastwin Capital Pte Ltd, a Singapore private limited company (“Eastwin”). Romulus Parent is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

Under the Merger Agreement, upon consummation of the transaction Romulus Sub, a wholly-owned subsidiary of Romulus Parent, would merge with and into the Company (the “Merger”) after which Romulus Sub would cease to exist and the Company would be the surviving corporation in the Merger, and each outstanding share of the Company’s common stock would be converted into the right to receive shares of Romulus Parent (the “Merger Shares”) as described below, subject to the right of each holder of the Company’s common stock to exercise appraisal rights for such shares in accordance with the Delaware General Corporation Law. Prior to the execution of the Merger Agreement, Eastwin acquired 8,000,000 shares of Romulus Parent’s common stock (the “Eastwin Shares”) from Artem Rusakov, the majority shareholder of Romulus Parent, and in consideration for certain services to be provided by Eastwin to the Company, the Company reimbursed $375,000 of the purchase price on behalf of Eastwin (the “Eastwin Payment”). The Eastwin Payment owed to ArtemRusakov was secured by the Eastwin Shares. The Eastwin Payment was released from escrow on April 28, 2015. As of March 31, 2015 and the date of this report, this transaction has not been completed and is subject to shareholder approval.

In the aggregate, holders of the shares of the Company’s common stock would receive approximately 124,000,000 Merger Shares in exchange for all of the outstanding shares of the Company’s common stock. As a result of the Merger, the Company would be a wholly-owned subsidiary of Romulus Parent. This transaction is more fully described in the Form 8-K filed by the Company on March 24, 2015.

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our financial statements requires us to make estimates and assumptions that affect, among other areas, the reported amounts of trade receivable reserves and inventory reserves, impairment of long-lived assets, and recoverability of deferred tax assets. These estimates and assumptions also impact revenues, expenses and the disclosures in our financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. All amounts are presented in U.S. dollars, unless otherwise noted.

Summary of significant accounting policies

Cash and cash equivalents – We classify as cash and cash equivalents time deposits and other investments that are highly liquid and have maturities of three months or less at the date of purchase. The Company has no cash equivalents as of March 31, 2015 and June 30, 2014.

Trade Receivables – We record trade receivables at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts, to reflect any anticipated loss and is charged to the provision for doubtful accounts, included in other operating expenses in the statements of operations. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. The Company recognized provision of doubtful debts of $0 and $0 for the nine months period ended March 31, 2015 and for the fiscal year ended June 30, 2014.

Concentration of Credit Risk – We have a diversified, international customer base. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to receivables is concentrated in the food industry sector.

For the three month periods ended March 31, 2015 and 2014 approximately 98% and 85% of the Company’s revenues were from three major customers, which constituted $4,365,500 and $5,544,550 of the Company’s revenues, respectively. $3,750,000 of the revenue is from one major customer, Roka Group Holdings Limited, to which we provide services and products.

During the nine months periods ended March 31, 2015 and 2014 approximately 90% and 67% of the Company’s revenues were from three major customers, which constituted $5,677,085 and $11,871,418 of the Company’s revenues, respectively. $3,750,000 of the revenue is from one major customer, Roka Group Holdings Limited. As of the nine months period ended March 31, 2015, the accounts receivable from Roka Group Holding Limited were $3,750,000. As of the year ended June 30, 2014, the accounts receivable of these three customers were $485,537.

For the three months periods ended March 31, 2015 and 2014 approximately 100% and 85% of the Company’s purchases were from three major suppliers, respectively, which constituted $469,707 and $4,470,483 of the Company’s purchases.

During the nine month periods ended March 31, 2015 and 2014 approximately 80% and 81% of the Company’s purchases were from three and two major vendors, respectively, which constituted $2,900,378 and $11,114,429 of the Company’s purchases, respectively. As of the nine months period ended March 31, 2015, the accounts payables for these three vendors were $2,226,048. As of the year ended June 30, 2014, the amount owed to these three suppliers was $44,600.

Inventory – Inventory, consisting of raw materials, is stated at the lower of cost, using the first-in, first-out method (“FIFO”) to determine cost. If the cost of the inventory exceeds market value, provisions are made currently for the difference between the cost and the market value. We monitor inventory cost compared to selling price less margin in order to determine if a lower of cost or market reserve is necessary.

Property, plant and equipment – Property, plant and equipment are stated at cost. Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of our assets, which are reviewed periodically. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Capital leases are depreciated over the shorter of the lease term or the estimated useful life of the improvements.

Financial instruments

The carrying amounts of our financial instruments, including cash, trade receivables, trade payable, and accrued expenses approximate fair value due to the short-term nature of these instruments or their stated rates approximating market rates. Our debt carries variable interest rates, which are reset monthly, or is relatively short term. Consequently, the carrying amounts of these financial instruments approximate fair value. We do not have any assets or liabilities that are measured at fair value on a recurring basis.

Fair Value of Financial Instruments

In accordance with Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement and Disclosure, the Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Company bases fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When observable market prices and data are not readily available, significant management judgment often is necessary to estimate fair value. In those cases, different assumptions could result in significant changes in valuation and may not be realized in an actual sale. Additionally, there may be inherent weaknesses in any calculation technique and changes in the underlying assumptions used, including discount rates, and expected cash flows could significantly affect the results of current or future values.

For certain financial instruments, including accounts receivable, accounts payable, accrued expenses and capital lease, the carrying amounts approximate fair value due to their relatively short maturities. In the case of the notes payable, the interest rate on the notes approximates the market rate of interest for similar borrowings. Consequently the carrying value of the notes payable also approximates the fair value. It is not practicable to estimate the fair value of the related party notes payable due to the relationship of the counter party.

All assets except for intangible assets of the Company are considered Level 1 due to short term maturity.

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments; and

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company used Level 2 inputs for its valuation methodology for the milk brands.

	Carrying Value	Fair Value Measurement at
	As of	March 31, 2015
	March 31,	Using Fair Value Hierarchy
	2015	Level 1	Level 2	Level 3

Intangible Assets -

Milk Brands	$9,179,610	-	$9,179,610	-

Total	$9,179,610	-	$9,179,610	-

Intangible assets – Intangible assets acquired separately are measured initially at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial acquisition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in the statement of comprehensive income in the year in which the expenditure is incurred.

For intangible assets acquired in a non-monetary exchange (see Note 6), the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured (by a third party) based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite useful lives are amortized over their estimated useful lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method are reviewed at least at each financial yearend. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite useful lives is recognized in the statement of comprehensive income in the expense category consistent with the function of the intangible asset.

Intangible assets with indefinite useful lives or not yet available for use are tested for impairment annually, or more frequently if the events and circumstances indicate that the carrying value may be impaired either individually or at the cash-generating unit level. Such intangible assets are not amortized. The useful life of an intangible asset with an indefinite useful life is reviewed annually to determine whether the useful life assessment continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of comprehensive income when the asset is derecognized.

Brands – The brands were acquired from a third party. The Management estimates the useful life of the brands is 7 years. Management believes that over the period under the contract, the brands are generating net cash inflows for the Company. The cost of the brands will be amortized over the period of 7 years.

Long lived assets impairment – We assess the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We have the option of performing a qualitative assessment when assessing recoverability. We may also evaluate the recoverability of such assets based upon estimates of the undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. We did not incur any impairment charges during the periods presented as management determined that its long lived assets were not impaired.

Income taxes – We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We follow guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheets and provide necessary valuation allowances as required. We review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities. Penalties and interest, if any, are included in other expense on the statements of operations. Deferred tax assets and liabilities may be netted by jurisdiction, typically domestic and foreign, within the current and long-term classifications on the balance sheets.

Reclassifications- Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on net earnings and financial position.

Revenue recognition –According to ASC 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, the service is performed or delivery has occurred, the price is fixed or determinable, and collectability is probable.

The Company considers a buyer’s confirmation to purchase as persuasive evidence of a binding arrangement. A buyer’s confirmation includes instructions of ingredient formula and the fixed price agreed upon by both buyer and the Company. Finished goods are produced based on buyer’s instruction. For overseas buyers (i.e., buyers outside of Singapore), the Company’s general practice is to check a buyer’s credit risk through export credit insurance and insure the product through export credit insurance.

The risk of the ownership is considered transferred when the finished goods leave the Company’s warehouse or factory.

A buyer’s confirmation to purchase goods from the Company is irrevocable. For domestic customers (i.e., customers in Singapore), if the customer rejects the purchase order after the manufacturing process has begun, the Company invoices the customer for any manufacturing costs incurred and revenue is recognized. The Company will fully invoice and recognize as revenue for orders rejected after the time of shipment if all other revenue recognition criteria are met. If the overseas customer rejects the order during the manufacturing process, the Company will make a claim under its export credit insurance .

For the sales of services, the Company and buyer will enter into a service agreement to describe the service to be provided and the fee for services and the payment terms. Payment terms are agreed by both the Company and buyer. The Company assesses the credit risk and the reasonableness of collectability through the Company’s industry relationships and the Company’s knowledge of the industry. The revenue is recognized when services are rendered through the service term. For the sales of services for the three and nine month periods ended March 31, 2015, the Company rendered the services within the three month period and recognized the revenue accordingly.

Sales returns – The Company has no return or warranty policy. However, we may, on a case-by-case basis, accept returns relating to a quality dispute when the buyer can demonstrate and provide evidence to be examined and approved by the Company. Nonetheless, the Company does not expect quality disputes in a normal course of business since the manufacturing process is based on the instruction and formula provided by buyer. For the nine month periods ended March 31, 2015 and 2014, the Company had sales returns of $720,570 and $0 respectively.

Foreign currency translation – The Company’s reporting currency is the U.S. dollar. The Company’s functional currency is the local currency in Singapore, the Singapore Dollar (SGD). The financial statements of the Company are translated into United States dollars in accordance with ASC 830, FOREIGN CURRENCY MATTERS, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. As of March 31, 2015, the cumulative translation adjustment of $51,897 was classified as an item accumulated of other comprehensive loss in the stockholders’ equity section of statement of financial position. As of June 30, 2014, the cumulative translation adjustment of $53,167 was classified as an item accumulated of other comprehensive loss in the stockholders’ equity section of statement of financial position.

Comprehensive income (loss) – Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Accounting Standards Codification (ASC) 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For the years presented, the Company’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments and is presented in the statements of comprehensive loss. We had translation adjustment to other comprehensive gain of $(2,504) and $120,666 for the three month periods ended March 31, 2015 and 2014, respectively. We had translation adjustment to other comprehensive gain of $1,270 and $120,666 for the nine month periods ended March 31, 2015 and 2014, respectively.

Earnings per share – We calculate basic earnings per share by dividing our net income by the weighted average number of common shares outstanding for the period, without considering common stock equivalents. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants. Options and warrants are only included in the calculation of diluted EPS when their effect is not anti-dilutive. The Company had no dilutive securities as of and for the nine months ended March 31, 2015. During the three month periods ended March 31, 2015 and 2014, basic earnings per share was $0.04 and $0.05, respectively. During the nine month periods ended March 31, 2015 and 2014, basic earnings per share was $0.01 and basic loss per share was $0.03, respectively.

Reverse Merger Accounting – For accounting purposes, the stock-for-stock transaction, should be treated as a reverse acquisition and recapitalization of M-Power Food Industries Private Limited (accounting acquirer) because, prior to the transaction, Natural Resources Corporation (the “Company”) was a non-operating public shell and, subsequent to the transaction, 200,000,000 shares and interests of common stock of M-Power Food (all of which were held by M-Power Investments) were exchanged for and converted into, 50,000,000 shares of common stock of the Company. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization in accordance with US GAAP. The historical financial statements will be presented in the consolidated financial statements of M-Power Food Industries Private Limited. The common stock and the corresponding capital amounts of the Company pre-merger will be retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

Fiscal Year End – Following the exchange transaction, the Company elected to adopt the June 30 year end of M-Power Food Industries Private Limited, the accounting acquirer.

Adopted Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company adopted ASU 2014-15 on the Company’s financial statement presentation and disclosures.

Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its financial statements and has not yet determined the method by which it will adopt the standard beginning January 1, 2017.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies. The Company does not expect the adoption of the standard update to have a material impact on its financial position or results of operations.

Other recent pronouncements issued by FASB (including its Emerging Issue Task Force), and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 2 – Accounts receivable

Accounts receivable consisted of the following as of March 31, 2015 and June 30, 2014:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Accounts receivable	$5,768,598	$2,516,567
Total accounts receivable	$5,768,598	$2,516,567

Note 3 – Inventories

Inventories consisted of the following as of March 31, 2015 and June 30, 2014:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Finished goods	$-	$40,240
Raw materials	750,384	588,506
Total inventories	$750,384	$628,746

The Company from time to time will make advance payments to certain vendors to purchase raw materials. The advance payments will be reflected under other receivables. The Company has other receivables of $600,000 and $267,285 related to advance payments for raw material as of March 31, 2015 and June 30, 2014, respectively.

Note 4 — Property, Plant and Equipment

Property, plant and equipment consist of the following:

	March 31, 2015	June 30, 2014	Useful Life (Years)
	(Unaudited)	(Audited)
Motor vehicles	$78,881	$78,881	5 – 7
Plant and equipment	436,407	436,408	10 – 15
Furniture and equipment	245,980	245,980	3 – 10
Leasehold improvements	1,674,834	1,674,834	19
Less: accumulated depreciation	(811,542)	(685,717)
	$1,624,560	$1,750,386

Depreciation expense for the nine months ended March 31, 2015 was $125,826. Depreciation expense for the nine months ended March 31, 2014 was $142,070. Depreciation expense for the three months ended March 31, 2015 was $41,942. Depreciation expense for the three months ended March 31, 2014 was $57,989.

Note 5 – Intangible asset

	March 31,	June 30,
	2015	2014
	(Unaudited)	(Audited)
Intangible asset – Milk Brands	$10,281,168	$10,281,168
Accumulated amortization	(1,101,558)	-
Total intangible asset	$9,179,610	$10,281,168

Intangible assets are comprised of cost of purchase of milk brands from a third party.

The Company assigned the account receivable of $10,281,168 in June 2014 as a form of consideration to acquire milk brands. The Company had entered a Deed of Assignment among the Customer and the Seller on June 25, 2014. See the fair value valuation disclosure in note 1.

The intangible asset will be amortized for 7 years commencing in July 2014 by straight line method. The amortization expense for the nine months ended March 31, 2015 was $1,101,558. The amortization expense for the three months ended March 31, 2015 was $367,185. There was no amortization for the three and nine months periods ended March 31, 2014.

Note 6 – Debt

Debt consists of the following:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Term loan 1	$-	$293,460
Term loan 2	-	293,495
Term loan 3	-	234,551
Term loan 4	-	825,267
Term loan 5	-	280,516
Term loan 6	-	68,884
Term loan 7	1,210,310	1,256,744
Term loan 10	3,385,648	-
Short term loan	226,170	-
Trust receipts	2,022,455	3,375,036
Total debt	6,844,583	6,627,953
Less: current portion	(4,576,199)	(4,912,397)
Long-term portion of debt	$2,268,384	$1,715,556

Term Loans

All term loans were originally denominated in SGD currency.

Term loan 1 is repayable by 96 months with monthly installment of $4,207 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.75% above Singapore Lending Rate (SLR).

Term loan 2 is repayable by 96 months with monthly installment of $4,207 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 3 is repayable by 96 months with monthly installment of $3,362 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 4 is repayable by 168 months with monthly installment of $6,222. Interest rate for the first year is fixed at 1.68% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.2% above Singapore Lending Rate (SLR).

Term loan 5 is repayable by 96 months with monthly installment of $3,790. Interest rate is fixed at 1.98% per annum for the first year; second year and third year are fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 6 is repayable by 24 monthly equal installments of $10,741. Interest rate per annum is chargeable at 7.50%.

Term loan 7 is repayable by 15 monthly installments or by such other installments as may be specified or fixed by the Bank. The interest rate is at 2% per annum above the Bank’s Prime Lending Rate.

Term loan 10 is repayable by 35 monthly installments of $70,674 and a final installment of $2,250,390 or such other amount as notified by the Lender to the Borrower from time to time. The interest rate shall be payable at 6.75% per annum on the date of the first drawdown & thereafter on each Repayment Date at 6.75% per annum, whichever is higher on monthly rate. This loan was collateralized by the property of the Company. Term loan 10 was used to refinance term loan 1, term loan 2, term loan 3, term loan 4 and term loan 5.

Short term loan is a straight due on demand loan from an unrelated individual. This loan bears simple interest at the rate of 4% monthly.

Trust Receipts

Trust receipts are originally denominated in USD currency.

The Company renewed its trust receipt agreement with Standard Chartered Bank (the “Bank”) in February of 2013.

The interest rate of trust receipts per annum is chargeable at 0.50% above the interest at Singapore Base Finance Rates (local transactions) and 2.75% above the interest of Singapore Base Finance Rates(foreign transactions). The term of the settlement is 90 days from the release of merchandise to the Company from the Bank.

The term loan and trust receipts are collateralized by way of:

a)	Properties of the Company;

b)	Properties of Directors;

c)	Fixed deposits of the Directors; and

d)	Joint and several guarantees by the Directors

Future contractual maturities of debt are as follows, as of March 31, 2015:

Year ending March 31,
2016	$4,576,199
2017	1,117,264
2018	1,151,120
2019	-
2020	-
Thereafter	-
$6,844,583

Interest expense of $54,640 and $112,752 was included in finance cost in the statements of operations for the three months period ended March 31, 2015 and 2014, respectively. For the nine months period ended March 31, 2015 and 2014, interest expense of $79,671 and $139,912 respectively, were included in finance costs in the statements of operations.

During the three months period ended March 31, 2015, the Company had a net total gain of $124,397 on foreign currency exchange, none of which resulted from trust receipts or from the term loan. During the three months period ended March 31, 2014, the Company had a net total gain of $58,042 on foreign currency exchange, none of which resulted from trust receipts or from the term loan.

During the nine months period ended March 31, 2015, the Company had a net total of $105,514 gain on foreign currency exchange none of which resulted from trust receipts or resulted from the term loan. During the nine months period ended March 31, 2014, the Company had a net total of $44,966 gain on foreign currency exchange none of which resulted from trust receipts or resulted from the term loan.

Note 7 – Capital Leases

The Company has acquired assets under the provisions of long-term leases expiring through June 2016. For financial reporting purposes, minimum lease payments relating to these assets have been capitalized.

The assets under capital leases have cost and accumulated amortization as follows:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Motor vehicles	$78,881	$78,881
Plant and equipment	90,127	90,127
Furniture and equipment	235,349	235,349
Less: accumulated depreciation	(121,787)	(88,910)
Total:	$282,570	$315,447

Maturities of capital lease obligations as of June 30, 2014 are as follows:

2015	$75,722
2016	9,935
Total minimum lease payments	85,657
Amount representing interest	(8,434)
Present value of minimum lease payments	77,223
Less: current portion	(68,463)
Total:	$8,760

Interest expense related to capital lease was $1,936 and $2,603 for the three month periods ended March 31, 2015 and 2014, respectively. For the nine month periods ended March 31, 2015 and 2014, the interest expense related to capital leases was $5,356 and $8,187, respectively.

Note 8 – Stockholders’ equity

Common stock – We have authorized 100,000,000 shares of Common Stock, par value $01 per share and 51,100,000 shares outstanding at March 31, 2015. The holders of the issued and outstanding shares of Common Stock are entitled to one vote per share on any matter to be voted on by the stockholders of the Company and are entitled to receive any dividends declared.

As a result of a reverse acquisition on August 12, 2014 M-Power Food Industries Pte. Ltd received 50,000,000 shares of the Company’s common stock. Such shares were accounted for as part of recapitalization shares. Previous shareholders of the Company held 1,100,000 shares of the Company’s common stock.

On October 31, 2014, M-Power Investment Pte. Ltd., the holding company of M-Power Food Industries Pte. Ltd. ("MPI") invested $1,000,000 in the Company to fund the operation of M-Power Food Industries Pte. Ltd. The funds are accounted for as additional paid-in capital since there are no repayment terms for this funding and nor the MPI expects to be repaid by the Company.

Note 9 - Operating leases

We lease certain office space under non-cancellable operating lease agreements. The leases typically run for a period of three years, with an option to renew the lease after that date.

Future minimum rental payments required under all leases that have remaining non-cancellable lease terms in excess of one year as of March 31, 2015 are as follows:

Year Ending March 31,
2016	$306,164
2017	278,777
2018	18,000
2019	18,000
2020	18,000
$638,941

Rent expense was $73,341 and $7,818 for the three month periods ended March 31, 2015 and 2014, respectively. For the nine month periods ended March 31, 2015 and 2014, rent expense was $222,979 and $192,995, respectively.

Note 10 – Income taxes

The Company is incorporated under the laws of the State of Delaware in the United States of America and has a legal subsidiary in Singapore. The Company does not have any employees or assets nor is it engaged in any income producing activities in the United States. The Company is currently filing Federal income tax returns in the United States and applicable franchise tax returns in the state of Delaware.

The Company’s only income producing activities are in Singapore. The statutory corporation income tax rate in Singapore is 17%, which is approximately equal to the effective income tax rate that the Company expects to use when recording income tax expense for financial reporting purposes for the year ending June 30, 2015.

The components of net deferred tax liabilities are as follows:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)
Deferred tax liabilities	$114,861	$114,861

Under current accounting standards, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our balance sheets and statements of income. Our assessment of tax positions as of March 31, 2015 and June 30, 2014, determined that there were no material uncertain tax positions.

Note 11 – Commitments and contingencies

Credit Risk – Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the Company. The major classes of financial assets of the Company are cash and trade receivables. For trade receivables, the Company adopts the policy of dealing only with customers with appropriate credit history. The Company does not require collateral with respect to trade receivables. For other financial assets, the Company adopts the policy of dealing only with high credit quality counterparties.

For the management of credit risk, the Company has purchased credit risk insurance in order to ensure the recoverability of its receivables. This policy covers milk products and related products. Services provided by the Company are not covered by insurance. As of March 31, 2015 and June 30, 2014, approximately 25% and 90% of the trade receivables were insured, respectively. The coverage of 25%and 90% was effective as of March 31, 2015 and June 30, 2014, respectively.

At the balance sheet date, the Company’s maximum exposure to credit risk is represented by the carrying amount of each class of financial assets recognized in the balance sheet.

Liquidity Risk – Liquidity risk is the risk that the Company will encounter difficulty in meeting financial obligations due to shortage of funds. The Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Company monitors its liquidity risk and maintains a level of cash and cash equivalents deemed adequate by management to finance the Company’s operations and to mitigate the effects of fluctuations in cash flows.

Interest Rate Risk – The Company is exposed to foreign currency risk on sales and purchases that are denominated in a currency other than its functional currency. The currency giving rise to this risk is primarily the U.S. Dollar.

The Company does not have a hedging policy on its foreign currency exposure.

From time to time, we are involved in legal proceedings arising in the ordinary course of our business. We are currently not a party to any pending legal proceedings and no such actions by, or to the best of our knowledge, against us have been threatened.

Note 12 — Related-party transactions

a) Related parties:

Related Parties	Relationship with the Company
M-Power Development Ptd Ltd (MPD)	Asset holding management company
M-Power Investment Pte Ltd (MPI)	Holding company
Perry Holzgraf Esculier	Stockholder and Director

b) The Company had the following related party balances at March 31, 2015 and June 30, 2014:

	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)

Due to MPD	$43,247	$-
Due to MPI	317,365	323,694
Due to Director	88,955	-
Total due to related parties and directors	$449,567	$323,694
Due from related parties	$4,223	$

The related party transactions were comprised primarily of the expenses paid by MPD and MPI on the Company’s behalf. The office was leased from MPD by the Company on an annual rent denoted in Singapore Dollars and is equivalent to US Dollar $71,426. The balance due to MPI is the result of the offsetting of a related party payable among the Company, MPI and MPD at the year end. No offsetting occurred during the nine months period ended March 31, 2015. Due to directors are borrowings from directors to support Company operations. Due from related parties are business expenses and travel advances to officers and directors.

Note 13 — Subsequent Events

On April 16, 2015, 600,000 shares of common stock were issued to various shareholders of the Company for an aggregate price of $6,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of M-Power Food Industries Pte. Ltd.

76 Playfair Road, #03-06
Singapore, 367996

We have audited the accompanying balance sheets of M-Power Food Industries Pte. Ltd. (the “Company”) as of June 30, 2014 and 2013 and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2014 and 2013 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton & Chia, LLP

Newport Beach, California

February 12, 2015

M-POWER FOOD INDUSTRIES PTE. LTD.

BALANCE SHEETS

	June 30,	June 30,
	2014	2013

ASSETS
Current Assets
Cash	$126,648	$886,808
Trade receivable, net	2,516,567	11,746,425
Inventory	628,746	2,297,335
Total current assets	3,271,961	14,930,568

Other Assets
Deposits	68,210	58,334
Prepaid assets	25,431	63,048
Other receivables	367,285	3,354
Due from related parties	-	-
Total other assets	460,926	124,736
Property, Plant and Equipment, net	1,750,386	1,901,956
Intangible Assets	10,281,168	-
Total Assets	$15,764,441	$16,957,260

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Bank overdraft	$28,749	$-
Current portion of debt	4,912,397	5,726,946
Trade payable	807,017	1,256,316
Accrued expenses	40,296	155,444
Due to related parties	323,694	491,254
Due to director	-	-
Deposits payable	184,704	362,006
Current portion of capital leases obligations	68,463	107,651
Provision for income taxes	360,298	630,677
Total current liabilities	6,725,618	8,730,294

Non- Current Liabilities
Debt, net of current portion	1,715,556	1,940,516
Capital leases obligations, net of current portion	8,760	76,717
Deferred income taxes liabilities	114,861	102,538
Total non- current liabilities	1,839,177	2,119,771
Total Liabilities	8,564,795	10,850,065

Stockholders' Equity
Common stock, par value $01; 100,000,000 shares authorized, 50,000,000 shares issued and outstanding as of June 30, 2014 and June 30, 2013 (1)	5,000	5,000
Additional paid-in capital -(1)	1,585,837	1,585,837
Retained earnings	5,661,976	4,534,494
Accumulated other comprehensive loss	(53,167)	(18,137)

Total stockholders' equity	7,199,646	6,107,194

Total Liabilities and Stockholders' Equity	$15,764,441	$16,957,259

The accompanying notes are an integral part of these financial statements

(1) The capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction in determining the basic and diluted weighted average shares.

M-POWER FOOD INDUSTRIES PTE. LTD.

STATEMENTS OF OPERATIONS

	For the year	For the year
	Ended	Ended
	June 30,	June 30,
	2014	2013

Revenue
Sales of goods	$23,071,325	$20,533,749
Sales of services	-	10,415,495
Sales returns	-	-
Total revenues	23,071,325	30,949,244

Cost of revenues
Cost of sales	20,389,927	22,842,311
Cost of services	-	-
Total cost of revenues	20,389,927	22,842,311

Gross Profit	2,681,398	8,106,933

Operating Expenses
General and administrative	1,464,918	1,728,052

Total operating expenses	1,464,918	1,728,052

Operating income	1,216,480	6,378,881

Other income (expense)
Finance costs	(449,556)	(493,248)
Gain/ (loss) on foreign currency exchange	14,539	1,460
Other income	717,022	69,533
Total other income (expense)	282,005	(422,255)

Income before income taxes	1,498,485	5,956,626

Provision for income taxes	371,003	509,600

Net income	$1,127,482	$5,447,026

Net loss per share of common stock:
Basic & diluted	$0.02	$0.11

Weighted average number of shares outstanding -
Basic & diluted	50,000,000	50,000,000

The accompanying notes are an integral part of these financial statements

(1) The capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction in determining the basic and diluted weighted average shares.

M-POWER FOOD INDUSTRIES PTE. LTD.

STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	June 30,	June 30,
	2014	2013

Operating Activities:
Net (Loss)/ income	$1,127,482	$5,447,026
Adjustments to reconcile net income/ (loss) to net cash used by operating activities:
Depreciation and amortization	168,897	187,425
Provision for doubtful debts	-	(65,833)
Deferred income taxes	12,323	(92,662)
Loss on disposal	-	21,748
Changes in operating assets and liabilities:
Trade receivable	(1,051,310)	(8,989,402)
Prepaid assets	37,617	(63,048)
Inventory	1,668,589	6,072,765
Due from related parties	-	520,994
Due from directors
Deposits and other current assets	(373,808)	41,973
Trade payable and accrued expenses	(564,447)	(2,309,699)
Due to related parties	(167,560)	(462,146)
Due to directors	-	-
Deposits payable	(177,301)	(21,200)
Taxes payable	(270,379)	-
Net cash provided by used in operating activities	410,103	287,941

Investing Activities:
Purchase of property, plant and equipment	(17,328)	-
Net cash used in investing activities	(17,328)	-

Financing Activities:
Bank overdraft	28,749	-
Repayment for cash advance from bank	-	(243,450)
Proceeds from debt	16,516,221	2,179,433
Repayment on debt	(17,555,730)	(1,304,118)
Payments on capital lease	(107,145)	(116,691)
Common shares issued during the merger	-	-
Net cash provided by/ (used in) financing activities	(1,117,905)	515,174

Effects of exchange rate changes on cash	(35,030)	(6,606)

NET INCREASE/ (DECREASE) IN CASH	(760,160)	796,509

Cash at beginning of period	886,808	90,299
Cash at end of period	$126,648	$886,808

Supplemental disclosure of cash flow information:
Cash paid for interest	$328,546	$362,415
Cash paid for taxes	$601,581	$120,354

Supplemental non-cash investing and financing activities:
Reclassification of AR to intangible asset	$10,281,168	$-
Disposal of property to related party	$-	$314,135
Non—cash dividends	$-	$648,482

The accompanying notes are an integral part of these financial statements

M-POWER FOOD INDUSTRIES PTE. LTD.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year	For the year
	Ended	Ended
	June 30,	June 30,
	2014	2013

Net Income	$1,127,482	$5,447,026

Other Comprehensive loss
Foreign currency translation adjustment	(35,030)	(6,606)

Comprehensive Income	$1,092,452	$5,440,420

The accompanying notes are an integral part of these financial statements

M-POWER FOOD INDUSTRIES PTE. LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED MARCH 31, 2015 AND FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

				Retained	Accumulated
				Earnings	Other	Total
	Common Stock			(Accumulated	Comprehensive	Stockholders'
	Shares	Amount	APIC	Deficit)	Income	Equity

Balance - June 30, 2012 (1)	50,000,000	$5,000	$1,585,837	$(264,050)	$(11,531)	$1,315,256

Dividends paid	-	-	-	(648,482)	-	(648,482)
Net income, June 30, 2013	-	-	-	5,447,026	-	5,447,026
Foreign currency translation adjustment, June 30, 2013	-	-	-	-	(6,606)	(6,606)
Balance - June 30, 2013 (1)	50,000,000	5,000	1,585,837	4,534,494	(18,137)	$6,107,194

Net income, June 30, 2014	-	-	-	1,127,482	-	1,127,482
Foreign currency translation adjustment, June 30, 2014	-	-	-	-	(35,030)	(35,030)
Balance - June 30, 2014 (1)	50,000,000	$5,000	$1,585,837	$5,661,976	$(53,167)	$7,199,646

The accompanying notes are an integral part of these financial statements

(1) The capital accounts of the Company have been retroactively restated to reflect the equivalent number of common shares based on the exchange ratio of the merger transaction in determining the basic and diluted weighted average shares.

M-POWER FOOD INDUSTRIES PTE. LTD.

NOTES TO FINANCIAL STATEMENTS

Note 1 - Description of business and summary of significant accounting policies

Description of business

M-Power Food Industries Pte. Ltd. (we, us, our, or the "Company") was incorporated under the laws of the Republic of Singapore under the Companies Act as a private limited company. The principal activities of the Company are to carry on the business of production and wholesale distribution of dairy milk powder products.

The Company is domiciled in the Republic of Singapore and our registered address is 76 Playfair Road #03-06 LHK2 Building, Singapore 367996. The Company is a wholly owned subsidiary of M-Power Investment Pte. Ltd., a company incorporated in Singapore, which is also the ultimate holding company.

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of our condensed financial statements requires us to make estimates and assumptions that affect, among other areas, the reported amounts of trade receivables reserves and inventory reserves, impairment of long-lived assets, and recoverability of deferred tax assets. These estimates and assumptions also impact revenues, expenses and the disclosures in our condensed financial statements and the accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. All amounts are presented in U.S. dollars, unless otherwise noted.

The Company’s unaudited condensed financial statements are expressed in U.S. Dollars and are presented in accordance with U.S. GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations.  Accordingly, the unaudited financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  In the opinion of management, the accompanying unaudited condensed interim financial statements reflect all adjustments of a normal and recurring nature which are considered necessary for a fair presentation of the results of operations for the interim periods presented.  However, the results of operations for these interim periods are not necessarily indicative of the results that may be expected for the year ended June 30, 2015.  These unaudited condensed financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in the Company’s draft registration statement on Form S-1/A.  The Company’s fiscal year end is June 30.

Summary of significant accounting policies

Cash and cash equivalents – We classify as cash and cash equivalents time deposits and other investments that are highly liquid and have maturities of three months or less at the date of purchase. The Company has no cash equivalents as of June 30, 2014 and June 30, 2013.

Trade Receivables – We record trade receivables at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts, to reflect any anticipated loss and is charged to the provision for doubtful accounts, included in other operating expenses in the statements of operations. We calculate this allowance based on our history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and our relationships with, and the economic status of, our customers. The Company recognized provision of doubtful debts of $0 and $65,833 for the fiscal years ended June 30, 2014 and 2013.

Concentration of Credit Risk – We have a diversified, international customer base. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to receivables is concentrated in the food industry sector.

As of the years ended June 30, 2014 and June 30, 2013 approximately 66% and 67% of the Company’s revenues were from three major customers, which constituted US$15,449,615 and US$23,030,155 of the Company’s revenues. As of the years ended June 30, 2014 and June 30, 2013 the accounts receivables of these three customers were $399,490 and $11,389,373.

As of the years ended June 30, 2014 and June 30, 2013 approximately 86% and 80% of the company’s purchases included in cost of sales were from three major vendors, which constituted $14,853,100 and $11,326,220 of the Company’s purchases included in cost of sales. As of June 30, 2014 and June 30, 2013, the amount owed to these three vendors was US$44,600 and US$738,243.

Inventory – Inventory, consisting of raw materials, is stated at the lower of cost, using the first-in, first-out method (“FIFO”) to determine cost. If the cost of the inventory exceeds market value, provisions are made currently for the difference between the cost and the market value. We monitor inventory cost compared to selling price less margin in order to determine if a lower of cost or market reserve is necessary.

Property, plant and equipment – Property, plant and equipment are stated at cost. Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of our assets, which are reviewed periodically. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Capital leases are depreciated over the shorter of the lease term or the estimated useful life of the improvements.

Financial instruments

The carrying amounts of our financial instruments, including cash, trade receivables, trade payable, and accrued expenses approximate fair value due to the short-term nature of these instruments or their stated rates approximating market rates. Our debt carries variable interest rates, which are reset monthly, or is relatively short term. Consequently, the carrying amounts of these financial instruments approximate fair value. We do not have any assets or liabilities that are measured at fair value on a recurring basis.

Fair Value of Financial Instruments

In accordance with Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement and Disclosure, the Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Company bases fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When observable market prices and data are not readily available, significant management judgment often is necessary to estimate fair value. In those cases, different assumptions could result in significant changes in valuation and may not be realized in an actual sale. Additionally, there may be inherent weaknesses in any calculation technique and changes in the underlying assumptions used, including discount rates, and expected cash flows could significantly affect the results of current or future values.

For certain financial instruments, including accounts receivable, accounts payable, accrued expenses and capital lease, the carrying amounts approximate fair value due to their relatively short maturities. In the case of the notes payable, the interest rate on the notes approximates the market rate of interest for similar borrowings. Consequently the carrying value of the notes payable also approximates the fair value. It is not practicable to estimate the fair value of the related party notes payable due to the relationship of the counter party.

All assets except for intangible assets of the Company are considered Level 1 due to short term maturity.

The Company adopted ASC 820-10 (formerly SFAS 157, “Fair Value Measurements”) on January 1, 2008. ASC 820-10 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments; and

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

	Carrying Value	Fair Value Measurement at
	As of	June 30, 2014
	June 30,	Using Fair Value Hierarchy
	2014	Level 1	Level 2	Level 3

Intangible Assets -

Milk Brands	$10,281,168	-	$10,281,168	-

Total	$10,281,168	-	$10,281,168	-

Intangible assets – Intangible assets acquired separately are measured initially at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial acquisition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in the statement of comprehensive income in the year in which the expenditure is incurred.

For intangible assets acquired in a non-monetary exchange (see Note 6), the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured (by a third party) based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite useful lives are amortized over their estimated useful lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method are reviewed at least at each financial yearend. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite useful lives is recognized in the statement of comprehensive income in the expense category consistent with the function of the intangible asset.

Intangible assets with indefinite useful lives or not yet available for use are tested for impairment annually, or more frequently if the events and circumstances indicate that the carrying value may be impaired either individually or at the cash-generating unit level. Such intangible assets are not amortized. The useful life of an intangible asset with an indefinite useful life is reviewed annually to determine whether the useful life assessment continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of comprehensive income when the asset is derecognized.

Brands – The brands were acquired from a third party. The Management estimates the useful life of the brands is 7 years. Management believes that over the period under the contract, the brands are generating net cash inflows for the Company. The cost of the brands will be amortized over the period of 7 years.

Long lived assets impairment – We assess the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We have the option of performing a qualitative assessment when assessing recoverability. We may also evaluate the recoverability of such assets based upon estimates of the undiscounted cash flows from such assets. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount. We did not incur any impairment charges during the periods presented as management determined that its long lived assets were not impaired.

Income taxes – We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We follow guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded on the balance sheets and provide necessary valuation allowances as required. We review our deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities. Penalties and interest, if any, are included in other expense on the statements of operations. Deferred tax assets and liabilities may be netted by jurisdiction, typically domestic and foreign, within the current and long-term classifications on the balance sheets.

Reclassifications- Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on net earnings and financial position.

Revenue recognition –According to ASC 605, the Company recognizes revenue when persuasive evidence of an arrangement exists, the service is performed or delivery has occurred, the price is fixed or determinable, and collectability is probable.

The Company considers a buyer’s confirmation to purchase as a persuasive evidence of a binding arrangement. A buyer’s confirmation includes instructions of ingredient formula and the fixed price agreed upon by both buyer and the Company. Finished goods are produced based on buyer’s instruction. For overseas buyers (i.e., buyers outside of Singapore), the Company’s general practice is to check a buyer’s credit risk through export credit insurance and insure the product through export credit insurance.

The risk of the ownership is considered transferred when the finished goods leave the Company’s warehouse or factory.

A buyer’s confirmation to purchase goods from the Company is irrevocable. For domestic customers (i.e., customers in Singapore), if the customer rejects the purchase order after the manufacturing process has begun, the Company invoices the customer for any manufacturing costs incurred and revenue is recognized. The Company will fully invoice and recognize as revenue for orders rejected after the time of shipment if all other revenue recognition criteria are met. If the overseas customer rejects the order during the manufacturing process, the Company will make a claim under its export credit insurance.

For the sales of services, the Company and buyer will enter into a service agreement to describe the service to be provided and the fee for services and the payment terms. Payment terms are agreed by both the Company and buyer. The Company assesses the credit risk and the reasonableness of collectability through the Company’s industry relationships and the Company’s knowledge of the industry. The revenue is recognized when services are rendered through the service term.

Sales returns – The Company has no return or warranty policy. However, we may, on a case-by-case basis, accept returns relating to a quality dispute when the buyer can demonstrate and provide evidence to be examined and approved by the Company. Nonetheless, the Company does not expect quality disputes in a normal course of business since the manufacturing process is based on the instruction and formula provided by buyer. For the twelve months period ended June 30, 2014 and 2013, the Company had no sales return.

Foreign currency translation – The Company’s reporting currency is the U.S. dollar. The Company’s functional currency is the local currency in Singapore, the Singapore Dollar (SGD). The financial statements of the Company are translated into United States dollars in accordance with ASC 830, FOREIGN CURRENCY MATTERS, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. As of June 30, 2014 and 2013, the cumulative translation adjustment of $53,167 and $18,137 was classified as an item accumulated of other comprehensive loss in the stockholders’ equity section of statement of financial position.

Comprehensive income (loss) – Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Accounting Standards Codification (ASC) 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For the years presented, the Company’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments and is presented in the statements of comprehensive loss. We had translation adjustment to other comprehensive loss of $35,030 and $6,606 for the years ended June 30, 2014 and 2013, respectively.

Earnings per share – We calculate basic earnings per share by dividing our net income by the weighted average number of common shares outstanding for the period, without considering common stock equivalents. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants. Options and warrants are only included in the calculation of diluted EPS when their effect is not anti-dilutive. For the years ended June 30, 2014 and June 30, 2013 basic earnings per share was $0.02 and $0.11.

Reverse Merger Accounting – For accounting purposes, the stock-for-stock transaction, should be treated as a reverse acquisition and recapitalization of M-Power Food Industries Private Limited (accounting acquirer) because, prior to the transaction, Natural Resources Corporation (the “Company”) was a non-operating public shell and, subsequent to the transaction, 200,000,000 shares and interests of common stock of M-Power Industries (all of which were held by M-Power Investments) were exchanged for and converted into, 50,000,000 shares of common stock of the Company. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization in accordance with US GAAP. The historical financial statements will be presented in the consolidated financial statements of M-Power Food Industries Private Limited. The common stock and the corresponding capital amounts of the Company pre-merger will be retroactively restated as capital stock shares reflecting the exchange ratio in the merger.

Fiscal Year End – Following the exchange transaction, the Company elected to adopt the June 30 year end of M-Power Food Industries Private Limited, the accounting acquirer.

Adopted Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company adopted ASU 2014-15 on the Company’s financial statement presentation and disclosures.

Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its financial statements and has not yet determined the method by which it will adopt the standard beginning January 1, 2017.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies. The Company does not expect the adoption of the standard update to have a material impact on its financial position or results of operations.

Other recent pronouncements issued by FASB (including its Emerging Issue Task Force), and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 2 – Accounts receivable

Accounts receivable consisted of the following as of June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013

Accounts receivable-sales of services*	$-	$10,281,168
Accounts receivable-sales of goods	2,516,567	1,531,090
Less: allowance for doubtful accounts		(65,833)
Total accounts receivable	$2,516,567	$11,746,425

*See Note 5 for the non-monetary exchange.

Note 3 – Inventories

Inventories consisted of the following as of June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013

Finished goods	$40,240	$659,455
Raw materials	588,506	1,637,880
Total inventories	$628,746	$2,297,335

Note 4 – Financial instruments

The carrying amounts of our financial instruments, including cash, trade receivables, trade payable, and accrued expenses approximate fair value due to the short-term nature of these instruments or their stated rates approximating market rates. Our debt carries variable interest rates, which are reset monthly, or is relatively short term. Consequently, the carrying amounts of these financial instruments approximate fair value. We do not have any assets or liabilities that are measured at fair value on a recurring basis.

Note 5 — Property, Plant and Equipment

Property, plant and equipment consist of the following:

	June 30, 2014	June 30, 2013	Useful Life (Years)
	(Audited)	(Audited)
Motor vehicles	$78,881	$78,881	5 – 7
Plant and equipment	436,408	420,703	10 – 15
Furniture and equipment	245,980	244,357	3 – 10
Leasehold improvements	1,674,834	1,674,834	19
Less: accumulated depreciation	(685,717)	(516,819)
	$1,750,386	$1,901,956

Depreciation expense for the years ended June 30, 2014 and June 30, 2013, depreciation expense was $168,897 and $187,426, respectively.

Note 6 – Intangible asset

	June 30, 2014	June 30, 2013

Intangible asset – Milk Brands	$10,281,168	$-
Accumulated amortization	-	-
Total intangible asset	$10,281,168	$-

Intangible assets are comprised of cost of purchase of milk brands from a third party.

The Company assigned the account receivable of $10,281,168 in June 2014 as a form of consideration to acquire milk brands. The Company had entered a Deed of Assignment among the Customer and the Seller on June 25, 2014. See the fair value valuation disclosure in note 1.

The intangible asset will be amortized for 7 years commencing in July 2014 by straight line method. There was no amortization for the years ended June 30, 2014 and 2013.

Note 7 – Debt

Debt consists of the following:

	June 30, 2014	June 30, 2013

Term loan 1	$293,460	$337,360
Term loan 2	293,495	337,360
Term loan 3	234,551	269,609
Term loan 4	825,267	884,092
Term loan 5	280,516	319,610
Term loan 6	68,884	177,837
Term loan 7	1,256,744	1,392,072
Term loan 8	-	162,451
Term loan 9	-	27,011
Trust receipts	3,375,037	3,76 0,060
Total debt	6,627,953	7,667,462
Less: current portion	(4,912,397)	(5,726,946)
Long-term portion of debt	$1,715,556	$1,940,516

Term Loans

All term loans were originally denominated in SGD currency.

Term loan 1 is repayable by 96 months with monthly installment of $4,207 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.75% above Singapore Lending Rate (SLR).

Term loan 2 is repayable by 96 months with monthly installment of $4,207 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 3 is repayable by 96 months with monthly installment of $3,362 for the first year. Interest rate for the first year is fixed at 1.88% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 4 is repayable by 168 months with monthly installment of $6,222. Interest rate for the first year is fixed at 1.68% per annum; second year is fixed at 1.98% per annum and for the third year is fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.2% above Singapore Lending Rate (SLR).

Term loan 5 is repayable by 96 months with monthly installment of $3,790. Interest rate is fixed at 1.98% per annum for the first year; second year and third year are fixed at Singapore Lending Rate (SLR) at 3.25% per annum. Thereafter, interest rate is at 0.25% above Singapore Lending Rate (SLR).

Term loan 6 is repayable by 24 monthly equal installments of $10,741. Interest rate per annum is chargeable at 7.50%.

Term loan 7 is repayable by 15 monthly installments or by such other installments as may be specified or fixed by the Bank. The interest rate is at 2% per annum above the Bank’s Prime Lending Rate.

Term loan 8 is repayable by 48 monthly installments of such amount will be notified by the Bank, the company or by such other installments as may be fixed by Spring and the Bank from time to time. The interest rate is chargeable at 5% by such other installments as may be specified or fixed by the Spring and the Bank from time to time. The loan was settled in full during the financial year 2014.

Term loan 9 is business loan of $152,122 and is repayable by 48 monthly equal installments of $3,503. Interest rate per annum is chargeable at 5%. The loan was settled in full during the financial year 2014.

Trust Receipts

Trust receipts are originally denominated in USD currency.

The Company renewed its trust receipt agreement with Standard Chartered Bank (the “Bank”) in February of 2013.

The interest rate of trust receipts per annum is chargeable at 0.50% above the interest at Singapore Base Finance Rates (local transactions) and 2.75% above the interest of Singapore Base Finance Rates(foreign transactions). The term of the settlement is 90 days from the release of merchandise to the Company from the Bank.

The term loan and trust receipts are collateralized by way of:

a)	Properties of the Company;

b)	Properties of Directors;

c)	Fixed deposits of the Directors; and

d)	Joint and several guarantees by the Directors

Future contractual maturities of debt are as follows, as of March 31, 2015:

Year ending June 30,
2015	$4,941,146
2016	207,213
2017	213,387
2018	221,443
2019	229,319
Thereafter	843,225
$6,656,703

Interest expense of $189,364 and $86,239 was included in finance costs in the statements of operations for the years ended June 30, 2014, and June 2013, respectively.

As of and for the year ended June 30, 2014 the Company had $14,539 of net gain on foreign currency exchange none of which was resulted from trust receipts or resulted from term loan. As of and for the year ended June 30, 2013, the Company had $1,460 net gain on foreign currency exchange of which $39,327 was result from trust receipt and $0 was resulted from the term loan.

Note 8 – Capital Leases

The Company has acquired assets under the provisions of long-term leases expiring through June 2016. For financial reporting purposes, minimum lease payments relating to these assets have been capitalized.

The assets under capital leases have cost and accumulated amortization as follows:

	June 30, 2014	June 30, 2013

Motor vehicles	$78,881	$78,881
Plant and equipment	90,127	90,127
Furniture and equipment	235,349	235,349
Less: accumulated depreciation	(88,910)	(45,075)
Total:	$315,447	$359,282

Maturities of capital lease obligations as of June 30, 2014 are as follows:

2015	$75,722
2016	9,935
Total minimum lease payments	85,657
Amount representing interest	(8,434)
Present value of minimum lease payments	77,223
Less: current portion	(68,463)
Total:	$8,760

Interest expense related to capital lease was $10,512 and $11,749 for the years ended June 30, 2014 and 2013, respectively.

Note 9 – Stockholders’ equity

We have authorized and issued 200,000,000 shares of Common Stock at par value of Singapore dollar $0.01, or US Dollar $0.008. The holders of the issued and outstanding shares Common Stock are entitled to one vote per share on any matter to be voted on by the stockholders of the Company and are entitled to receive any dividends declared.

As a result of a reverse acquisition on August 12, 2014 M-Power Food Industries Pte. Ltd received 50,000,000 shares of the Company’s common stock. Such shares were accounted as part of recapitalization shares. Previous shareholders of the Company held 1,100,000 shares of the Company’s common stock.

As of June 30, 2013, the Company declared non-cash dividends to shareholders of $648,482. The shareholders have elected to apply those dividends to reduce related party receivables.

Note 10 - Operating leases

We lease certain office space under non-cancellable operating lease agreements. The leases typically run for a period of three years, with an option to renew the lease after that date.

Future minimum rental payments required under all leases that have remaining non-cancellable lease terms in excess of one year as of March 31, 2015 are as follows:

Year Ending June 30,
2015	$305,171
2016	318,695
2017	209,912
2018	18,000

$851,778

Rent expense was $337,839 and $424,155 for the years ended June 30, 2014, and June 30, 2013, respectively.

Note 11 – Income taxes

The Company is incorporated under the laws of the State of Delaware in the United States of America and has a legal subsidiary in Singapore. The Company does not have any employees or assets nor or is it engaged in any income producing activities in the Unites States. The Company is currently filing Federal income tax returns in the United States and applicable franchise tax returns in the state of Delaware.

The Company’s only income producing activities are in Singapore. The statutory corporation income tax rate in Singapore is 17%, which is approximately equal to the effective income tax rate that the Company expects to use when recording income tax expense for financial reporting purposes for the year ending June 30, 2015.

	June 30,	June 30,
	2014	2013

Income (loss) before income tax	$1,498,485	$5,956,626

Expenses not deductible for tax purposes	307,761	286,768
Tax exemption and allowances	(247,846)	(485,176)
Tax of 17% (estimated Singapore Statutory Rate)	$264,928	$978,897
Tax rebate on net tax payable	(23,809)	(23,809)
Permanent difference	99,094	(352,826)
Tax liability per tax year	$340,213	$602,262
Under payment	1,618	28,415
Under provision	18,467	-
Total income tax liability	$360,298	$630,677

Tax liability per tax year	$340,213	$602,262
Under provision	18,467	-
Changes in deferred tax liability	12,323	(92,662)
Income tax expense	$371,003	$509,600

The components of net deferred tax liabilities are as follows:

	June 30, 2014	June 30, 2013

Deferred tax liabilities	$114,861	$102,538

Under current accounting standards, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our balance sheets and statements of income. Our assessment of tax positions as of June 30, 2014 and June 30, 2013, determined that there were no material uncertain tax positions.

Note 12 – Commitments and contingencies

Credit Risk – Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the Company. The major classes of financial assets of the Company are cash and trade receivables. For trade receivables, the Company adopts the policy of dealing only with customers with appropriate credit history. The Company does not require collateral with respect to trade receivables. For other financial assets, the Company adopts the policy of dealing only with high credit quality counterparties.

For the management of credit risk, the Company has purchased credit risk insurance in order to ensure the recoverability of its receivables. This policy covers milk products and related products. Services provided by the Company are not covered by insurance. As of June 30, 2014, approximately 90% of the trade receivables were insured. The coverage of 90% and 90% was effective as of June 30, 2014 and June 30, 2013, respectively.

At the balance sheet date, the Company’s maximum exposure to credit risk is represented by the carrying amount of each class of financial assets recognized in the balance sheet.

Liquidity Risk – Liquidity risk is the risk that the Company will encounter difficulty in meeting financial obligations due to shortage of funds. The Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Company monitors its liquidity risk and maintains a level of cash and cash equivalents deemed adequate by management to finance the Company’s operations and to mitigate the effects of fluctuations in cash flows.

Interest Rate Risk – The Company is exposed to foreign currency risk on sales and purchases that are denominated in a currency other than its functional currency. The currency giving rise to this risk is primarily the U.S. Dollar.

The Company does not have a hedging policy on its foreign currency exposure.

From time to time, we are involved in legal proceedings arising in the ordinary course of our business. We are currently not a party to any pending legal proceedings and no such actions by, or to the best of our knowledge, against us have been threatened.

Note 13 — Related-party transactions

a) Related parties:

Related Parties	Relationship with the Company
M-Power Development Ptd Ltd (MPD)	Asset holding management company
M-Power Investment Pte Ltd (MPI)	Holding company
Perry Holzgraf Esculier	Stockholder and Director

b) The Company had the following related party balances at June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013

Due to MPD	$-	$-
Due to MPI	323,694	491,254
Due to Director	-	-
Total due to related parties and directors	$323,694	$491,254

The related party transactions were comprised primarily of the expenses paid by MPD and MPI on the Company’s behalf. The office was leased from MPD by the Company on an annual rent denoted in Singapore Dollars and is equivalent to $71,426. The balance due to MPI is the result of the offsetting of a related party payable among the Company, MPI and MPD at the year end. Due to directors are borrowings from directors to support company’s operation. Due from related parties are business expenses and travel advances to officers and directors.

Note 14 — Subsequent Events

On August 12, 2014, the Company was acquired by Natural Resource Corporation (“NRC”), in a stock-for-stock transaction (the “Acquisition”). The purpose of the Acquisition was to facilitate and prepare the Company for a registration statement and/or public offering of securities.

On March 23, 2015, NRC entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Romulus Corp., a Nevada corporation (“Romulus Parent”), Romulus Merger Corp., a Delaware corporation (“Romulus Sub”), and Eastwin Capital Pte Ltd, a Singapore private limited company (“Eastwin”). Romulus Parent is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934.

Under the Merger Agreement, upon consummation of the transaction Romulus Sub, a wholly-owned subsidiary of Romulus Parent, would merge with and into NRC (the “Merger”) after which Romulus Sub would cease to exist and NRC would be the surviving corporation in the Merger, and each outstanding share of the Company’s common stock would be converted into the right to receive shares of Romulus Parent (the “Merger Shares”) as described below, subject to the right of each holder of the Company’s common stock to exercise appraisal rights for such shares in accordance with the Delaware General Corporation Law. Prior to the execution of the Merger Agreement, Eastwin acquired 8,000,000 shares of Romulus Parent’s common stock (the “Eastwin Shares”) from Artem Rusakov, the majority shareholder of Romulus Parent, and in consideration for certain services to be provided by Eastwin to NRC, NRC reimbursed $375,000 of the purchase price on behalf of Eastwin (the “Eastwin Payment”). The Eastwin Payment owed to ArtemRusakov was secured by the Eastwin Shares. The Eastwin Payment was released from escrow to NRC upon completion of payment. As of March 31, 2015 and the date of this report, this transaction has not been completed as of reporting date and is subject to shareholder approval.

In the aggregate, holders of the shares of NRC’s common stock would receive approximately 124,000,000 Merger Shares in exchange for all of the outstanding shares of the Company’s common stock. As a result of the Merger, NRC would be a wholly-owned subsidiary of Romulus Parent. This transaction is more fully described in the Form 8-K filed by the Company on March 24, 2015.

The Merger has not been consummated.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$12,880
State filing fees	$400
Edgarizing fees	$11,006
Transfer agent fees	Nil
Accounting fees	$165,114
Legal fees	$150,000
Printing	Nil

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company. The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale. Furthermore, no underwriters participated or effectuated any of the transactions specified below. Also, no underwriting discounts or commissions applied to any of the transactions set forth below. All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Company and/or its officers, directors and affiliates. No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On July 9, 2013, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000. Subsequently, on March 30, 2014, the Company redeemed an aggregate of 9,950,000 of these shares for the redemption price of $995.00.

On July 9, 2013, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00. Subsequently, on March 30, 2014, the Company redeemed an aggregate of 9,950,000 of these shares for the redemption price of $995.00.

(2) On March 13, 2014, 1,000,000 shares of common stock were issued by the Company to Perry Holzgraf Esculier pursuant to a change of control in the Company.

On April 16, 2015, 600,000 shares of common stock were issued to various shareholders of the Company for an aggregate price of $6,000.

(3) On August 12, 2014, the Company issued 50,000,000 shares of common stock in connection with the Acquisition, as follows:

Shareholder Name	Number of Shares

M-Power Investments Pte Limited	50,000,000

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

2.1++	Agreement and Plan of Reorganization
3.1+	Certificate of Incorporation
3.2+	By-laws
5.1**	Opinion of Counsel on legality of securities being registered
10.1+++	Employment Letter of Chief Executive Officer Elsa Esculier
10.2+++	Employment Letter of M-Power Food Industries’ Marketing Manager Elsa Esculier
10.3+++	Employment Letter of M-Power Food Industries’ Commodity Manager Seet Yiew Kwong
10.4+++	Employment Letter of M-Power Food Industries’ Assistant Managing Director Sam Paul Dang
10.5*	Service Contract for Dairy Products between M-Power Food Industries Pte Ltd. and Roka Group Holdings Limited***
23.1	Consent of Accountants
23.3**	Consent of Attorney (as part of Exhibit 5.1)

*	Filed herewith.

**	To be filed.

***	Natural Resources Corporation has requested confidential treatment with respect to portions of this exhibit. Those portions have been omitted from the exhibit and filed separately with the U.S. Securities and Exchange Commission

+	Previously filed on Form 10-12G on September 30, 2013 (File No.: 000-55062) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

++	Previously filed on Form 8-K on August 13, 2014 (File No.: 000-55062) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

+++	Previously filed on Form S-1/A on February 12, 2015 (File No.: 000-55062) as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 21, 2015.

NATURAL RESOURCES CORPORATION

By:	/s/ Elsa Holzgraf Esculier
Name: Elsa Holzgraf Esculier
Title: President and Treasurer (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Elsa Holzgraf Esculier	Director	August 21, 2015

/s/ Perry Esculier	Director	August 21, 2015

/s/ Sam Paul Dang	Director	August 21, 2015